UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
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STONERIDGE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)
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STONERIDGE, INC.
39675 MacKenzie Drive, Suite 400
Novi, Michigan 48377
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Dear Shareholder:
We invite you to attend our 2021 Annual Meeting of Shareholders (the “Annual Meeting”) on Tuesday, May 11, 2021, at 11:00 a.m. (Eastern Time). The Annual Meeting can be accessed by the Internet at www.virtualshareholdermeeting.com/SRI2021. Because the Annual Meeting is virtual and being conducted electronically, shareholders cannot attend the meeting in person.
The purpose of the Annual Meeting is to consider and take action on the following items of business:
(1)	To elect nine directors, each for a term of one year;
(2)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021;
(3)	To vote on an advisory resolution to approve executive compensation;
(4)	To vote on a proposal to approve the Company’s Annual Incentive Plan; and
(5)	To transact such other business as may be properly brought before the Annual Meeting and any postponement or adjournment thereof.
Record Date. Only shareholders at the close of business on March 19, 2021, the record date, are entitled to notice of and to vote at the Annual Meeting.
We urge you to vote your shares on the Internet, by toll-free telephone call or, if you have requested a paper copy of our proxy materials, by signing, dating and returning the proxy card in the envelope provided.
By order of the Board of Directors,

THOMAS M. DONO, Jr.,
Chief Legal Officer and Secretary
Dated: April 1, 2021
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 2021:
This Proxy Statement and the Company’s 2020 Annual Report to Shareholders are also available at www.proxyvote.com.
YOUR VOTE IS IMPORTANT. PLEASE VOTE.

2021 Proxy Statement

STONERIDGE, INC.
2021 Proxy Statement Summary
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
We are furnishing to our shareholders these proxy materials, which include this Proxy Statement and our 2020 Annual Report to Shareholders, by providing access to them on the Internet at www.proxyvote.com. On or about April 1, 2021 we began mailing shareholders a Notice Regarding Availability of Proxy Materials (“Notice of Internet Availability”) containing important information, including instructions on how to access the proxy materials online and how to vote your shares over the Internet. If you receive a Notice of Internet Availability, you will not receive a paper or e-mail copy of the proxy materials unless you request one in the manner set forth in the Notice of Internet Availability.
The Board of Directors is soliciting proxies in connection with the 2021 Annual Meeting of Shareholders and encourages you to read the Proxy Statement and vote your shares by Internet, by telephone or by mailing your proxy card or voting instruction form.
Stoneridge, Inc. 2021 Annual Meeting Information
Date and Time:	Tuesday, May 11, 2021, at 11:00 a.m. (Eastern Time)
Virtual Meeting:	Access the meeting at www.virtualshareholdermeeting.com/SRI2021
Record Date:	March 19, 2021
Voting:	Shareholders as of the record date are entitled to vote. Each common share is entitled to one vote for each Director nominee and one vote for each of the other proposals presented for a vote.
Matters to be Considered:
Management Proposals		Board Vote Recommendation	Page (for more information)
1.	Elect nine directors named in this Proxy Statement	FOR ALL	6
2.	Ratify the appointment of Ernst & Young LLP	FOR	11
3.	Provide advisory vote on executive compensation	FOR	13
4.	Approval of the Company’s Annual Incentive Plan	FOR	40
Company Performance
We delivered strong performance in 2020, despite the external challenges of the global coronavirus pandemic (“COVID-19”), by adapting our cost structure to current market conditions and managing our cash position throughout the year. The Company believes that focusing on products that address industry megatrends will have a positive impact on both our top-line growth and underlying margins.
COVID-19 began to impact our operations in the first quarter of 2020 as government authorities imposed mandatory closures, work-from-home orders, social distancing protocols, and other restrictions. These actions materially affected our ability to adequately staff and maintain our operations and supply chain and significantly impacted our financial results in the first half of 2020. The adverse conditions caused by COVID-19 initially reduced demand for our products and increased operating costs, which resulted in lower overall margins. We instituted Safe Workplace Guidelines, which required changes to our manufacturing operations to reduce the spread of COVID-19 and keep our employees safe. In the second half of 2020, as a result of recovery across our global end-markets, we experienced significant sales growth compared to the second quarter of 2020. Although our end-markets showed strong recovery in the second half of 2020, during the fourth quarter of 2020, certain European, North American and South American countries began to initiate new governmental restrictions in response to renewed pandemic impacts and concerns, and many of these restrictions have continued into the first quarter of 2021. As a result, COVID-19 may continue to adversely impact demand for our products, financial condition and results of operations in the near term.
i

Net sales decreased by $186.3 million, or 22.3%, compared to the prior year, due to lower sales in each of our segments. Our Control Devices segment net sales decreased primarily as a result of COVID-19 and discontinuation of 2019 sales under the contract manufacturing agreement relating to the disposal of Control Devices’ product lines and assets related to certain non-core switches and connectors (“Non-core Products”). Our Electronics segment net sales decreased primarily as a result of COVID-19, including a decrease in sales volume in our European, North American and China commercial vehicle markets as well as European off-highway vehicle products. These decreases were partially offset by a favorable foreign currency translation. Our Stoneridge Brazil segment (previously referred to as “PST”) net sales decreased due to unfavorable foreign currency translation and the effects of COVID-19 causing lower volumes for our aftermarket, mass retail and OES channels mostly in the second quarter of 2020.
Net income in 2020 decreased by $68.3 million compared to the prior year, primarily due to COVID-19, the 2019 gain on disposal of Control Devices’ Non-core Products of $33.6 million and the recovery of Brazilian indirect taxes of $6.5 million. This decrease in net income was partially offset by a favorable fair value adjustment, net for earn-out consideration of $5.5 million at Stoneridge Brazil and a $4.3 million decrease in restructuring costs during 2020.

(in thousands, except earnings per share and share price)	2020	2019
Net sales	$ 648,006	$ 834,289
Operating (loss) income	(7,664)	71,281
Net (loss) income	(7,950)	60,291
Diluted (loss) earnings per share	(0.29)	2.13
Share Price at December 31	30.23	29.32
Director Nominees
Below is a summary of the director nominees, who are elected for one-year terms. Additional information about each director nominee and his or her qualifications may be found beginning on page 6.
		Director Since		Committee Memberships
Name	Age		Primary Occupation	Independent	AC	CC	NCGC	CEC
Jonathan B. DeGaynor	54	2015	President and CEO of Stoneridge, Inc.
Jeffrey P. Draime	54	2005	Self-employed business consultant	✔		✔	✔
Douglas C. Jacobs	81	2004	Chief Financial Officer and Treasurer, Brownstone Services LLC	✔	C	✔
Ira C. Kaplan	66	2009	Executive Chairman of Benesch, Friedlander, Coplan & Aronoff LLP	✔	✔		✔	✔
Kim Korth	66	2006	President and CEO 6th Avenue Group	✔		C	✔	✔
William M. Lasky	73	2004	Retired, Former President and CEO of Accuride Corporation	L	✔	✔	C
George S. Mayes, Jr.	62	2012	Self-employed business consultant	✔	✔			C
Paul J. Schlather	68	2009	Self-employed business consultant	✔	✔			✔
Frank S. Sklarsky	64	2021	Retired, Former Executive Vice President and Chief Financial Officer of PPG Industries, Inc.	✔
AC	Audit Committee	C	Committee Chairperson
CC	Compensation Committee	L	Lead Independent Director
NCGC	Nominating and Corporate Governance Committee
CEC	Compliance and Ethics Committee
Ratification of the appointment of Ernst & Young LLP
We are asking our shareholders to ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2021. For more information, see page 11.

Executive Compensation Highlights
Our executive compensation program is designed to attract, retain, motivate and reward talented executives who advance our strategic, operational and financial objectives and, thereby, enhance shareholder value. The primary objectives of our compensation programs for executive officers are to:
•	Attract and retain talented executive officers by providing a compensation package that is competitive with that offered by similarly situated companies;
•	Create a compensation structure under which a substantial portion of total compensation is based on achievement of performance goals; and
•	Align total compensation with the objectives and strategies of our business and shareholders.
Key elements of our 2020 compensation program were as follows:
•	Base Salary. Base salary has been targeted at the 50th percentile of our comparator group.
•	Annual Incentive Plan (AIP). The 2020 AIP was comprised of consolidated and, where appropriate, divisional financial performance metrics. In addition, there is an individual performance component.
•
Long-Term Incentive Plan (LTIP). Long-term incentives were awarded under our Long-Term Incentive Plan for 2020 and targeted at approximately the 50th percentile of our comparator group. These awards will vest in three years, weight performance-based share units (“Performance Shares”) more heavily than time-based restricted share units (“RSUs”), and are allocated as follows: 25% of the Performance Shares vest subject to our Total Shareholder Return (“TSR”) over a three-year period compared to a group of peer companies; 20% vest based on our earnings per share (“EPS”) relative to budget over the three-year performance period; 10% vest based on our return on invested capital (“ROIC”) relative to budget over the three-year performance period; and 45% are RSUs that vest based on the passage of time.

For more information related to our executive compensation program, see page 19.
Annual Incentive Plan
We are also asking for our shareholders to approve the Company’s new Annual Incentive Plan. The Annual Incentive Plan will enable the Company to continue to attract, retain and reward officers and key employees. The Annual Incentive Plan provides an opportunity to our officers and key employees to earn annual incentive awards in order to motivate them to put forth maximum efforts toward the growth, profitability and success of the Company.
Corporate Governance Highlights
We believe that good corporate governance is key to achieving long-term shareholder value. We have adopted practices and policies that we believe serve the best interests of the Company and our shareholders, including:
•	8 out of 9 director nominees are independent directors
•	Independent Chairman of the Board who serves as the Board’s Lead Independent Director
•	22% percent Board ethnic/gender diversity
•	Separation of the Chief Executive Officer and Chairman of the Board roles
•	Annual Election of Directors
•	Majority Voting Principle in uncontested director elections
•	Independent directors regularly meet in executive session without management
•	All Committee members are independent
•	Shareholders’ ability to communicate with the Board
•	Single class of stock with equal voting rights; one vote per Common Share

•	Board establishment of a separate Compliance and Ethics Committee to oversee our Integrity Program
•	Robust Integrity Program
•	Code of Conduct
•	Whistleblower Policy and integrity helpline reporting available in multiple languages
•	Corporate Governance Guidelines
•	Annual Board and Committee self-evaluations
•	Meaningful stock ownership requirement for senior management and directors
•	Annual advisory vote on named executive officer compensation
•	Insider Trading Policy, including prohibition against hedging and pledging of Company stock
•	Review and approval of related party transactions
•	Adoption of a Modern Slavery Act Statement
Board Oversight of our Human Capital Management
The Board is actively engaged in oversight of the Company’s human capital management. Annually, the Board meets to review our succession strategy and leadership pipeline for key roles, including our President and Chief Executive Officer. In addition, the Board regularly receives reports from the Chief Human Resources Officer and is briefed on our employee engagement survey results. Board members also are active partners, engaging and spending time with our high potential leaders throughout the year at Board meetings and other events. The Board’s Compensation Committee oversees compensation and seeks to ensure it is aligned with creating long-term shareholder value. The Board’s Compliance & Ethics Committee oversees our global compliance programs, in part, to ensure all employees are treated fairly and with respect.
2020 Company Response to COVID-19.
It is always a top priority, but in 2020 the health and safety of our employees was of paramount importance due to the global COVID-19 pandemic. Where feasible, employees began working from home in March 2020 through the remainder of the year and into 2021. For jobs that could not be performed remotely, extensive safety measures were implemented through our Safe Workplace Guidelines, including temperature and health screenings, distanced workstations, plexiglass barriers, enhanced cleaning and disinfection protocols, required face coverings, contact tracing when needed and employee training. Our safety measures are aligned with the recommendations of U.S. and global health organizations, and have continued into 2021.

STONERIDGE, INC.
PROXY STATEMENT

The Board of Directors (the “Board”) of Stoneridge, Inc. (the “Company”) is sending you this Proxy Statement to ask for your vote as a Company shareholder on matters to be voted on at our Annual Meeting of Shareholders (“Annual Meeting”) to be held on Tuesday, May 11, 2021, at 11:00 a.m. (Eastern Time), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. This year’s meeting will be a “virtual” Annual Meeting. You can attend the Annual Meeting online, vote your shares electronically, and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/SRI2021. You will need to have your 16-digit Control Number included on your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting.
We are mailing shareholders a Notice of Internet Availability containing instructions on how to access the Proxy Materials and how to vote online on or about April 1, 2021.
Annual Report; Internet Availability
As permitted by U.S. Securities and Exchange Commission (“SEC”) rules, we are furnishing our proxy materials, which include this Proxy Statement, our Notice of Annual Meeting of Shareholders and our 2020 Annual Report to Shareholders, to shareholders by providing access to the proxy materials on the Internet at www.proxyvote.com. The Company anticipates that the Notice of Internet Availability in connection with our proxy solicitation materials will first be mailed on or about April 1, 2021 to all shareholders entitled to vote at the Annual Meeting and we will post our proxy materials on the website referenced in the Notice of Internet Availability. As more fully described in the Notice of Internet Availability, all shareholders may choose to access our proxy materials on the website referred to in the Notice of Internet Availability or may request to receive, without charge, a printed set of our proxy materials.
Solicitation of Proxies
The Board is making this solicitation of proxies and we will pay the cost of the solicitation. In addition, our employees may solicit proxies by telephone, facsimile or e-mail.
Proxies
The common shares represented by your proxy will be voted in accordance with the instructions indicated on your proxy card. In the absence of any such instructions, they will be voted to (i) elect the director nominees set forth under “Election of Directors”; (ii) ratify the appointment of Ernst & Young LLP as our registered public accounting firm for 2021; (iii) approve on an advisory basis the compensation of our Named Executive Officers, and (iv) approve the Company’s Annual Incentive Plan.
No business other than that set forth in the accompanying Notice of Annual Meeting of Shareholders is expected to come before the Annual Meeting. Should any other matter requiring a vote of shareholders properly arise, the persons named in the enclosed form of proxy will vote such proxy in accordance with their judgment.
Revocation of Proxies
Your participation at the Annual Meeting, without further action, will not revoke your proxy. However, if you are a registered shareholder you may revoke your proxy at any time before it has been exercised by:
•	signing and delivering a later-dated proxy;
•	voting again by Internet or telephone prior to 11:59 p.m. (Eastern Time) on May 10, 2021 (only the latest vote you submit will be counted);

•
giving notice to the Company in writing at our address indicated on the attached Notice of Annual Meeting of Shareholders (the notification must be received by the close of business on May 10, 2021); or

•	by voting at the Annual Meeting.
If you hold your common shares in “street name”, in order to change or revoke your voting instructions you must follow the specific voting directions provided to you by your bank, broker or other holder of record.
Virtual Shareholder Meeting
In order to address concerns and continuing government restrictions related to the ongoing global coronavirus pandemic (“COVID-19”) this year we are again holding a virtual Annual Meeting. In addition to concerns related to COVID-19, holding a virtual Annual Meeting provides expanded access, improved communication and potential cost savings to our shareholders and our Company. We believe that holding a virtual Annual Meeting will enable more shareholders to attend and participate in the meeting because our shareholders can fully participate from any location with Internet access.
The Annual Meeting will be conducted exclusively online via live, audio-only, webcast, allowing all of the Company’s shareholders the option to participate in the live, online shareholder meeting from any location convenient to them. Only shareholders at the close of business on the record date may attend, vote and ask questions at the Annual Meeting by following the instructions provided. The virtual Annual Meeting can be accessed by visiting:
www.virtualshareholdermeeting.com/SRI2021
You will need to have your 16-digit Control Number included on our Notice of Internet Availability and/or your proxy card (if you received a printed copy of the proxy materials) to join and participate in the Annual Meeting. If you hold any of your shares through a bank, broker or other holder of record (i.e., in street name) the control number is issued to you by your bank, broker or other holder of record.
We encourage you to access the Annual Meeting before the start time of 11:00 a.m. (Eastern Time), on May 11, 2021. Please allow ample time for online check-in, which will begin at 10:30 a.m. (Eastern Time) on May 11, 2021.
If you encounter difficulties accessing the virtual meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/SRI2021.
Shareholders who participate in the virtual Annual Meeting by means of the hyperlink above will be deemed to be “present in person,” as such term is used in this Proxy Statement, including for purpose of determining a quorum and counting votes.
Record Date and Voting Eligibility
Only shareholders at the close of business on the record date, March 19, 2021, are entitled to receive notice of the Annual Meeting and to vote the common shares held on the record date at the meeting. On the record date, our outstanding voting securities consisted of 27,161,776 common shares, without par value, each of which is entitled to one vote on each matter properly brought before the meeting.
Voting
The Board is asking for your proxy in advance of the Annual Meeting. Giving your proxy means you authorize the individuals designated as proxies to vote your common shares at the Annual Meeting in the manner you direct. You may give your proxy or otherwise vote your common shares in one of several ways, depending on how you hold your shares.

Shareholders of Record
If your common shares are registered directly in your name with the Company’s transfer agent, you are considered the “shareholder of record” of those shares and you may:
•
By Telephone. You may vote by telephone by calling toll-free 1-800-690-6903 on a touch-tone phone until 11:59 p.m. Eastern Time on May 10, 2021. Please have your Notice of Internet Availability or proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

•
By Internet. You may vote your shares by proxy by visiting the website www.proxyvote.com until 11:59 p.m. Eastern Time on May 10, 2021. Please have your Notice Internet of Availability or proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

•
By Mail. If you have requested or receive paper copies of our proxy materials by mail, you may vote your shares by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided. Mailed proxy cards with respect to shares held of record should be mailed to allow sufficient time for delivery and tabulation. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail.

•
At the Annual Meeting. You may vote your shares by attending the Annual Meeting by accessing www.virtualshareholdermeeting.com/SRI2021 and voting using the 16-digit control number included on your proxy card and/or on your Notice of Internet Availability. However, you are encouraged to vote in advance of the Annual Meeting by mail, telephone or Internet even if you plan to participate in the Annual Meeting via the Internet.

Street Name Holders
•
If you hold any of your shares through a bank, broker or other holder of record (i.e., in street name), you may be able to authorize your proxy for those shares by telephone, the Internet or mail. You should follow the instructions you receive from your bank, broker or other holder of record to vote these shares. If you are a street name holder and wish to vote during the virtual meeting you may use the 16-digit control number provided by your bank, broker or other holder of record. However, you are encouraged to vote in advance of the Annual Meeting by mail, telephone or Internet even if you plan to participate in the Annual Meeting via the Internet.

If you do not instruct your broker, bank or other nominee on how to vote your shares, it will have discretionary authority, under New York Stock Exchange (“NYSE”) rules, to vote your shares on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021 (“Proposal 2”). However, your broker, bank or other nominee will not be permitted to vote your shares (a “broker non-vote”) on the election of directors (“Proposal 1”), the advisory vote to approve our compensation of our Named Executive Officers (“Proposal 3”), or proposal to approve the Annual Incentive Plan (“Proposal 4”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 26, 2021, by: (a) our directors and nominees for election as directors; (b) each other person who is known by us to own beneficially more than 5% of our outstanding common shares; (c) the executive officers named in the Summary Compensation Table; and (d) all of our executive officers and directors as a group.
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Frontier Capital Management Co., LLC.(2)	2,155,173	8.0%
BlackRock, Inc.(3)	1,999,076	7.4
T. Rowe Price Associates, Inc.(4)	1,734,644	6.4
Janus Henderson Group plc(5)	1,689,494	6.3
Dimensional Fund Advisors LP(6)	1,646,765	6.1
The Vanguard Group(7)	1,367,130	5.1
Jeffrey P. Draime(8)	447,023	1.7
Jonathan B. DeGaynor(9)	209,970	*
William M. Lasky(10)	134,389	*
Paul J. Schlather(11)	123,346	*
Ira C. Kaplan(12)	69,361	*
Douglas C. Jacobs(10)	68,669	*
Robert R. Krakowiak(13)	65,485	*
Kim Korth(10)	63,409	*
George S. Mayes, Jr.(10)	52,429	*
Thomas M. Dono, Jr.(14)	14,949	*
Laurent P. Borne(15)	14,678	*
Frank S. Sklarsky	—	*
Kevin R. Heigel	—	*
All Executive Officers and Directors as a Group (18 persons)	1,313,074	4.9%
*	Less than 1%.
(1)	Unless otherwise indicated, the beneficial owner has sole voting and investment power over such common shares.
(2)	According to a Schedule 13G filed with the SEC by Frontier Capital Management Co., LLC. The address of Frontier Capital Management Co., LLC is 99 Summer Street, Boston, MA 02110.
(3)	According to a Schedule 13G/A filed with the SEC by BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(4)	According to a Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc. The address of T. Rowe Price Associates Inc. is 100 E. Pratt Street, Baltimore, MD 21202.
(5)
According to a Schedule 13G filed with the SEC by Janus Henderson Group plc (“Janus”), reporting that Janus and/or its subsidiaries hold shared voting and dispositive power over 1,689,494 shares. The address of Janus is 201 Bishopsgate, EC2M 3AE, United Kingdom.

(6)
According to a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP, all securities reported are owned by commingled funds, group trusts and separate accounts to which it or its subsidiaries serve as investment advisor, sub-advisor and/or manager. Dimensional Fund Advisors LP has disclaimed beneficial ownership of all such securities. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(7)	According to a Schedule 13G/A filed with the SEC by The Vanguard Group. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(8)
Represents 347,714 common shares held in trust for the benefit of Draime family members, of which Mr. Draime is trustee, 92,499 common shares owned by Mr. Draime directly and 6,810 restricted common shares subject to forfeiture (which vested on March 9, 2021).

(9)	Includes 73,762 time-based share units and performance-based performance shares, which vest and are payable in common shares on a one-for-one basis on March 6, 2021.
(10)	Includes 6,810 restricted common shares subject to forfeiture (which vested on March 9, 2021).
(11)
Represents 47,500 common shares held in an investment retirement account for the benefit of Mr. Schlather, 69,036 common shares owned by Mr. Schlather directly and 6,810 restricted common shares subject to forfeiture (which vested on March 9, 2021).

(12)	Represents 62,551 common shares held in a trust, of which Mr. Kaplan is trustee, and 6,810 restricted common shares subject to forfeiture (which vested on March 9, 2021).
(13)	Includes 21,951 time-based share units and performance-based performance shares, which vest and are payable in common shares on a one-for-one basis on March 6, 2021.
(14)	Includes 14,949 time-based share units and performance-based performance shares, which vest and are payable in common shares on a one-for-one basis on March 6, 2021.
(15)	Includes 12,166 time-based share units and performance-based performance shares, which vest and are payable in common shares on a one-for-one basis on March 10, 2021.

PROPOSAL ONE: ELECTION OF DIRECTORS
In accordance with the Company’s Amended and Restated Code of Regulations, the number of directors has been fixed at nine. At the Annual Meeting, shareholders will elect nine directors to hold office until our next Annual Meeting of Shareholders and until their successors are elected and qualified. The Board proposes that the nominees identified below be elected to the Board. Jonathan B. DeGaynor has an employment agreement with the Company which provides that during the term of the agreement he shall be entitled to be nominated for election to the Board. At our Annual Meeting, the common shares represented by proxies, unless otherwise specified, will be voted for the election of the nine nominees hereinafter named.
Directors are elected by a plurality of the votes cast at the Annual Meeting. Broker non-votes and abstaining votes will be counted as “Present” for purposes of determining whether a quorum has been achieved at the Annual Meeting, but will not be counted as “For” or “Withheld” from any nominee. “Plurality” means that the director nominees who receive the greatest number of votes cast are elected, up to the maximum number of directors to be elected at the meeting. The maximum number to be elected is nine. Shares not voted will have no impact on the election of directors. Unless proper voting instructions are to “Withhold” authority for any or all nominees, the proxy given will be voted “For” each of the nominees for director.
Majority Voting Principle. Under our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “Withheld” from his or her election than votes “For” his or her election must promptly offer his or her resignation. The Board’s Nominating and Corporate Governance Committee will then consider the resignation and recommend to the Board whether to accept or reject it. The Board will act on the Committee’s recommendation within 90 days after the Annual Meeting, and the Board’s decision will be publicly disclosed on Form 8-K. Any director who offers his or her resignation may not participate in the Board’s discussion or vote.
The director nominees nominated by the Board are identified below. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board expects that proxies will be voted for the election of a substitute nominee designated by the Board. The following information is furnished with respect to each person nominated for election as a director.
The Board of Directors recommends that you vote FOR the following nominees.
Nominees to Serve for a One-Year Term Expiring in 2022
Jonathan B. DeGaynor
Mr. DeGaynor, 54, is the President and Chief Executive Officer (“CEO”) of the Company and has served in this role since March 2015. Mr. DeGaynor served as the Vice President-Strategic Planning and Innovation of Guardian Industries Corp. (“Guardian”), a manufacturer of industrial glass and other building products for commercial, residential and automotive applications, from October 2014 until March 2015. Prior to that, Mr. DeGaynor served as Vice President-Business Development, Managing Director Asia for SRG Global, Inc., a Guardian company and manufacturer of chrome plated plastic parts for the automotive, commercial truck and consumer goods industries, from August 2008.

The Company believes that Mr. DeGaynor should serve as a director because he provides services as the Company’s President and Chief Executive Officer and because his extensive career in the automotive industry has spanned all phases of engineering, operations leadership, corporate strategy and business leadership. He brings expertise related to development and production of products and technologies. He provides valuable insight to the Board and strengthens the Board’s collective qualifications, skills and experience.

Jeffrey P. Draime
Mr. Draime, 54, has served as a director since 2005. Since 2005 Mr. Draime has been a self-employed business consultant. Mr. Draime is a partner and the President of AeroMax Aviation Holdings LLC, a charter aircraft corporation.

Mr. Draime served in various roles with the Company from 1988 through 2001, including operations, sales, quality control, product costing, and marketing. From 1999 to 2011 he was the owner of QSL Columbus/QSL Dayton, a restaurant franchise. From 2017 to the fall of 2020 Mr. Draime has served as the Chairman of the Board of Directors of Aeromics, Inc., a clinical stage biotech company. From 2013 through 2015, Mr. Draime served as a director of Servantage Dixie Sales, Inc., an independent, full service, value added distributor serving consumer products markets. The Company believes Mr. Draime should serve as a director because he provides historical as well as an internal perspective of our business to the Board and strengthens the Board’s collective qualifications, skills and experience.

Douglas C. Jacobs
Mr. Jacobs, 81, has served as a director since 2004. Since 2015 he has served as the Chief Financial Officer and Treasurer of Brownstone Services LLC and several other privately held companies owned by the beneficiary of a marital trust. From 2005 to 2014, Mr. Jacobs was the Executive Vice President-Finance and Chief Financial Officer of Brooklyn NY Holdings LLC, a privately held investment advisory company established to manage the assets of a marital trust. Prior to serving in this position, from 1999 until 2005, Mr. Jacobs held various financial positions with the Cleveland Browns. Mr. Jacobs is a former partner of Arthur Andersen LLP.

Mr. Jacobs served as a director and member of the Audit Committee of the Board of CalAtlantic Group Inc., a national residential home builder, which was formed as a result of the merger of Standard Pacific Corporation and Ryland Homes in October 2015 until January 2018. Prior to the merger, beginning in 1998, Mr. Jacobs served as a director of Standard Pacific Corporation, a national residential home builder in southern California, and served as Chairman of the Audit Committee and a member of the Compensation, Executive and Nominating and Corporate Governance Committees.

Mr. Jacobs qualifies as an audit committee financial expert due to his extensive background in accounting and finance built through his career in public accounting. In addition to his professional and accounting experience described above, the Company believes that Mr. Jacobs should serve as a director because he provides valuable business experience and judgment to the Board, which strengthens the Board’s collective qualifications, skills and experience.

Ira C. Kaplan
Mr. Kaplan, 66, has served as a director since 2009. Since January 2015 he has served as the Executive Chairman of Benesch, Friedlander, Coplan & Aronoff LLP, a national law firm, and served as the Managing Partner from 2008 until 2014. He is a member of the firm’s Executive Committee and has been a partner with the firm since 1987. Mr. Kaplan focuses his practice on mergers and acquisitions as well as public and private debt and equity financings.

Mr. Kaplan counsels clients in governance and business matters in his role at the law firm. In addition to his legal and management experience described above, the Company believes that Mr. Kaplan should serve as a director because he brings thoughtful analysis, sound judgment and insight to best practices to the Board, in addition to his professional experiences, which strengthens the Board’s collective qualifications, skills and experience.

Kim Korth

Ms. Korth, 66, has served as a director since 2006. Since April 2019, Ms. Korth has served as the Managing Director of Engauge Workforce Solutions LLC. Since June 2017, Ms. Korth has served as the President and Chief Executive Officer of 6th Avenue Group, a firm focused on improving the sustainability and adaptability of small to medium manufacturing and technology firms. Prior to that, from January 2018 to December 2019, Ms. Korth was the Chief Executive Officer of bb7. Prior to that, from December 2012 until May 2017, Ms. Korth was the President and Chief Executive Officer of Dickten Masch Plastics, LLC, a thermoplastics and thermoset manufacturer, and as the President, Chief Executive Officer and director of TECHNIPLASTM, a privately held group of plastics-focused manufacturing businesses. Prior to that, she served as President, Chief Executive Officer and as a director of Supreme Corporation, a manufacturer of truck and van bodies, from 2011 to 2012. Ms. Korth was the founder and owner of IRN Inc. from 1983 to 2014, a well-known firm focused on automotive supplier strategy issues.

Ms. Korth is a member of the board of directors of Unique Fabricating, Inc., (NYSE American: UFAB), a leader in engineering and manufacturing multi-material foam, rubber, and plastic components utilized in noise, vibration, and harshness management and air/water sealing applications for the transportation, appliance, medical, and consumer markets.

Ms. Korth has several decades of experience in corporate governance issues, organizational design, and development of strategies for growth and improved financial performance for automotive suppliers. In addition to the knowledge and experience described above, the Company believes that Ms. Korth should serve as a director because she provides insight to industry trends and expectations to the Board, which strengthens the Board’s collective qualifications, skills and experience.

William M. Lasky
Mr. Lasky, 73, has served as a director since 2004. Mr. Lasky served as President and Chief Executive Officer of Accuride Corporation (“Accuride”), a manufacturer and supplier of commercial vehicle components, from 2008 until his retirement in 2011. He served as the Chairman of the Board of Accuride from 2009 to 2012. Mr. Lasky served as President and Chief Executive Officer of JLG Industries, Inc., a diversified construction and industrial equipment manufacturer, from 1999 through 2006 and served as Chairman of the Board from 2001 through 2006.

From 2011 through May 2016, Mr. Lasky also served as a director of Affinia Group, Inc., a designer, manufacturer and distributor of industrial grade replacement parts and services for automotive and heavy-duty vehicles.

In addition to his professional experience described above, the Company believes that Mr. Lasky should serve as a director because he provides in-depth industry knowledge, business acumen and leadership to the Board, which strengthens the Board’s collective qualifications, skills and experience.

George S. Mayes, Jr.
Mr. Mayes, 62, has served as a director since 2012. Mr. Mayes currently provides independent business consulting services. Previously, Mr. Mayes served as Executive Vice President and Chief Operating Officer of Diebold, Inc., a provider of integrated self-service delivery and security systems and services, from 2013 to 2015. Prior to that, he served as Executive Vice President of Operations from 2008, as Senior Vice President, Supply Chain Management from 2006 to 2008, and as Vice President, Global Manufacturing upon joining Diebold, Inc. in 2005. Since March 2021, Mr. Mayes has been a member of the board of directors of Forward Air Corporation (NASDAQ: FWRD), a leading asset-light freight and logistics company that provides services across the United States and Canada.

Mr. Mayes has extensive experience in lean manufacturing and Six Sigma processes and has managed manufacturing facilities in Canada, Mexico, France, Hungary, Brazil, China, Poland, Italy and the United States.

The Company believes that Mr. Mayes should serve as a director because he provides in-depth knowledge of manufacturing and operations, business acumen and leadership to the Board, which strengthens the Board’s collective qualifications, skills and experience.

Paul J. Schlather
Mr. Schlather, 68, has served as a director since 2009. Mr. Schlather currently provides independent business consulting services. Mr. Schlather was a partner at PricewaterhouseCoopers LLP, serving as co-head to the Private Client Service group from August 2002 until his retirement in 2008. Mr. Schlather also serves on the boards of five closely held businesses.

Mr. Schlather qualifies as an audit committee financial expert due to his extensive background in accounting and finance built through his career in public accounting. In addition to his professional and accounting experience described above, the Company believes that Mr. Schlather should serve as a director because he provides financial analysis and business acumen to the Board, which strengthens the Board’s collective qualifications, skills and experience.

Frank S. Sklarsky
Mr. Sklarsky, 64, was elected to the Board of Director on February 22, 2021. Mr. Sklarsky currently serves on the Board of Directors of two privately held companies, Nexa3d, Inc., and Cenveo Worldwide Ltd. From 2012 to 2017, Mr. Sklarsky was a director and a member of the audit and compensation committees of Harman International (NYSE: HAR). From 2013 to 2017, Mr. Sklarsky served as Executive Vice President and Chief Financial Officer of PPG Industries, Inc. From 2010 to 2012, he was Executive Vice President and Chief Financial Officer of Tyco International. From 2006 to 2010 he was Executive Vice President and Chief Financial Officer of Eastman Kodak Company. From 2004 to 2006, he was Executive Vice President and Chief Financial Officer of Conagra Foods, Inc. Earlier in his career, Mr. Sklarsky spent 20 years with Chrysler and DaimlerChrysler, serving in a series of management roles, ultimately rising to the position of vice president, Finance – Product Quality, Cost Management and, Procurement. He also served in executive finance positions with Dell, Inc. He started his career at Ernst & Young LLP.

Mr. Sklarsky qualifies as an audit committee financial expert due to his extensive accounting and financial background built through his experience in public accounting and his service as CFO at several large public companies. In addition to his professional, accounting and finance experience described above, the Company believes that Mr. Sklarsky should serve as a director because he provides vast experience in CFO roles as well as the comprehensive management and leadership experience he has gained as a senior executive at multiple global corporations, which strengthens the Board’s collective qualifications, skills and experience.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
The Audit Committee of the Board currently anticipates appointing Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the year ending December 31, 2021. For 2020, Ernst & Young was engaged by us to audit our annual financial statements, assess our internal control over financial reporting and to perform audit-related and tax services. We expect that representatives of Ernst & Young will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions from shareholders.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. As a matter of good corporate governance, the Audit Committee requests that shareholders ratify its anticipated selection of Ernst & Young to serve as our independent registered public accounting firm for 2021.
Although ratification by shareholders is not legally required, the Board believes that the submission is an opportunity for the shareholders to provide feedback on an important issue of corporate governance. If our shareholders do not approve the appointment of Ernst & Young, the appointment of our independent registered public accounting firm will be re-evaluated by the Audit Committee, but will not require the Audit Committee to appoint a different accounting firm. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during 2021 if it determines that such a change would be in the best interests of the Company and our shareholders.
Vote Required for Approval
Approval of this proposal requires the affirmative vote of a majority of the common shares present in person or by proxy and entitled to be voted on the proposal at our Annual Meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered common shares present and entitled to vote on the proposal and will not have a positive or negative effect on the outcome of this proposal, however, there should be no broker non-votes on this proposal because brokers should have the discretion to vote uninstructed common shares on this proposal.
The Board of Directors recommends that you vote FOR Proposal Two.
Service Fees Paid to the Registered Public Accounting Firm
For the fiscal years ended December 31, 2020 and 2019 we retained Ernst & Young to provide services in the following categories and amounts. The Audit Committee has considered the scope and fee arrangements for all services provided by Ernst & Young, taking into account whether the provision of non-audit-related services is compatible with maintaining Ernst & Young’s independence.
	2020	2019
Audit Fees	$1,895,700	$2,380,600
Audit Related Fees	3,000	5,400
Tax Fees	286,400	331,100
Total Fees	$2,178,000	$2,717,100
Audit Fees. Audit fees include services associated with the annual audit of our consolidated financial statements, the audit of our internal control over financial reporting, the quarterly reviews of the financial statements included in our SEC Form 10-Q filings, international statutory audits and other services that are normally provided by the independent registered accountants in connection with regulatory filings.
Audit Related Fees. Audit Related fees include services associated with assurance and related services that are reasonably related to the performance of the audit of the Company’s financial statements.
Tax Fees. Tax fees relate to tax planning, domestic and international tax compliance and tax advice.
Pre-Approval Policies and Procedures
The Audit Committee’s policy is to approve in advance all audit and permitted non-audit services to be performed for the Company by its independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee also pre-approves particular services on a case-by-case basis. In accordance with this policy, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman may pre-approve services and inform the Audit Committee at the next scheduled meeting.
All services provided by Ernst & Young during fiscal year 2020, as noted in the previous table, were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described above.
Audit Committee Report
In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility relating to corporate accounting, our reporting practices, and the quality and integrity of the financial reports and other financial information provided by us to any governmental body or to the public. Management is responsible for the financial statements and the financial reporting process, including assessing the effectiveness of the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for conducting audits and reviews of our financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of the Company’s financial statements in accordance with generally accepted accounting principles, and auditing and reporting on the Company’s effectiveness of internal controls over financial reporting. The Audit Committee is comprised of five directors, each of whom is “independent” for audit committee purposes under the listing standards of the NYSE.
In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed our audited financial statements for the year ended December 31, 2020, with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee also discussed with our independent registered public accounting firm, Ernst & Young, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has received the written disclosures and letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communication with the Audit Committee concerning independence. The Audit Committee discussed Ernst & Young’s independence with Ernst & Young. The Audit Committee also considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining Ernst & Young’s independence.
The Audit Committee discussed with our Internal Audit Director and Ernst & Young the overall scope and plans for their respective audits. The Audit Committee also met with the Internal Audit Director and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of the Company’s financial reporting.
Based on the above-referenced review and discussions with management, the Internal Audit Director and Ernst & Young, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements for fiscal 2020 be included in the Company’s Annual Report on Form 10-K filed with the SEC.
The Audit Committee

Douglas C. Jacobs, Chairman
Ira C. Kaplan
William M. Lasky
George S. Mayes, Jr.
Paul J. Schlather

PROPOSAL THREE: SAY-ON-PAY
As required by Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) we provide our shareholders with the opportunity to cast an annual advisory non-binding vote to approve the compensation of our Named Executive Officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables) (a “Say-On-Pay” proposal). We believe that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program.
At the Company’s 2020 Annual Meeting of Shareholders, 95.2% of the votes cast on the Say-On-Pay proposal voted in favor of the proposal. The Compensation Committee believes this affirmed shareholders’ support of the Company’s approach to executive compensation.
Our goal for the executive compensation program is to attract, motivate, and retain a talented, entrepreneurial and creative team of executives to provide operational and strategic leadership for the Company’s success in competitive markets. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests. We believe that our executive compensation program, which emphasizes performance-based compensation and long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of our shareholders.
Base compensation is aligned to be competitive in the industry in which we operate. Performance-based compensation (cash and equity) represents 46-53% of each executive officer’s target compensation opportunity, with long-term incentives representing the largest portion of compensation. Targets for incentive compensation are based on financial performance targets and increasing shareholder value. The Compensation Committee retains the services of an independent compensation consultant to advise the Committee on competitive compensation and compensation practices.
The Board recommends that shareholders vote FOR the following resolution:
“RESOLVED that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee. The Board and the Compensation Committee value the opinions of our shareholders and will take into account the outcome of the vote when considering future decisions regarding executive compensation.
Vote Required for Approval
The affirmative vote of a majority of the common shares present or represented by proxy and voting at the Annual Meeting will constitute approval of this non-binding resolution. If you own common shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your common shares so that your vote can be counted on this proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered common shares present and entitled to vote on this proposal and will not have a positive or negative effect on the outcome of this proposal.

CORPORATE GOVERNANCE
Corporate Governance Documents and Committee Charters
The Company’s Corporate Governance Guidelines, Code of Conduct, Code of Ethics for Senior Financial Officers and the charters of the Board of Directors’ Audit, Compensation, Nominating and Corporate Governance and Compliance and Ethics committees are posted on our website at www.stoneridge.com.
Written copies of these documents are available without charge to any shareholder upon request. Requests should be directed to Investor Relations at the address listed on the Notice of Annual Meeting of Shareholders.
Corporate Ethics Hotline
We established a corporate ethics hotline as part of our Whistleblower Policy and Procedures to allow persons to lodge complaints about accounting, auditing and internal control matters, and to allow an employee to lodge a concern, confidentially and anonymously, about any accounting and auditing matter. Information about lodging such complaints or making such concerns known is contained in our Whistleblower Policy and Procedures, which is posted on our website at www.stoneridge.com.
Director Independence
The NYSE rules require listed companies to have a Board of Directors comprised of at least a majority of independent directors. Under the NYSE rules, a director qualifies as “independent” upon the affirmative determination by the Board of Directors that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board has not adopted categorical standards of independence. The Board has determined that the following directors and nominees for election as a director are independent:
Jeffrey P. Draime	Kim Korth	Paul J. Schlather
Douglas C. Jacobs	William M. Lasky	Frank S. Sklarsky
Ira C. Kaplan	George S. Mayes, Jr.
Annual Board and Committee Self-Evaluations
Our Corporate Governance guideline requires that the Board and each committee conduct an annual self-evaluation. The self-evaluations are intended to facilitate a candid assessment and discussion by the Board and each committee of its effectiveness as a group in fulfilling its responsibilities. Each year the Board and each committee conducts a self-evaluation/assessment using questionnaires to facilitate the evaluation. The Board and each Committee then reviews a summary of the questionnaires in connection with discussions to determine which areas the Board and Committee would like to focus on during the coming year to enhance its effectiveness.
The Board of Directors’ Role in Risk Oversight
It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to us. The Audit Committee regularly reviews enterprise-wide risk management, which includes treasury risks (foreign exchange rates, and credit and debt exposures), financial and accounting risks, legal and compliance risks, and other risk management functions. The Compensation Committee considers risks related to the attraction and retention of talent and related to the design of compensation programs and arrangements. The full Board considers strategic risks and opportunities and regularly receives reports from management on risk and from the committees regarding risk oversight in their areas of responsibility.
The Board of Directors’ Role in Ethics and Compliance
The Company is committed to a culture of integrity and trust, to conducting all of its business dealings in compliance with applicable federal, state and foreign laws, rules and regulations and to operating with the highest standards of business ethics. The Board established the Compliance and Ethics Committee to assist the Board in overseeing (i) the Company’s activities in the areas of corporate responsibility, compliance and ethics, including oversight of the Company’s Code of Business Conduct and Stoneridge Integrity Program Charter, and (ii) the Company’s compliance with legal and regulatory requirements. Members of the Compliance and Ethics Committee are Ira C. Kaplan, Kim Korth, George S. Mayes, Jr. (chair) and Paul Schlather.
Oversight of Human Capital Management
The Company strives to create a welcoming work environment and inclusive culture that allows all our employees to feel valued and have the confidence to do their jobs well. The Board understands the importance of an inclusive, performance-driven culture to our ongoing success and is actively engaged with our President and Chief Executive Officer and our Chief Human Resources Officer across a broad range of human capital management topics. On an annual basis, the Board reviews the results of our annual talent review process and succession plans for our President and Chief Executive Officer and our other executive officers. In addition, talent strategy and the results of employee engagement surveys are regularly discussed with the Board, including retention, engagement and talent development.
Anti-Hedging Policy
Our Insider Trading Policy prohibits Company directors, officers and key employees covered by the pre-clearance procedures of the Insider Trading Policy from engaging in hedging transactions designed to offset decreases in the market value of the Company’s securities, including transactions in prepaid variable forward contracts, equity swaps, collars, exchange funds, put options, call options or other derivative securities, on an exchange or in any other organized market.
Anti-Pledging Policy
Our Insider Trading Policy prohibits directors, officers and key employees covered by the pre-clearance provisions of the Insider Trading Policy from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
The Board of Directors
In 2020 the Board held ten meetings. Each Board member attended at least 75% of the meetings of the Board and of the committees on which he or she serves. Our policy is that directors are to attend the Annual Meeting of Shareholders. All of our directors attended the 2020 Annual Meeting of Shareholders. Mr. Lasky has been appointed as the lead independent director by the independent directors to preside at the executive sessions of the independent directors. The Board’s independent directors meet regularly in executive session. All directors, except Mr. DeGaynor, the Company’s President and CEO, are independent.
Leadership of the Board
The Board does not have a formal policy regarding the separation of the roles of CEO and Chairman of the Board as the Board believes it is in the best interest of the Company and our shareholders to make that determination based on the position and direction of the Company and the membership of the Board. At this time, the Board has determined that having an independent director serve as Chairman is in the best interest of the Company and our shareholders. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits our President and CEO to devote more time focusing on the strategic direction and management of our day-to-day operations.

Committees of the Board
The Board has four standing committees to facilitate and assist the Board in the execution of its responsibilities. These committees are the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Compliance and Ethics Committee. Each member of the Audit, Compensation, Nominating and Corporate Governance and Compliance and Ethics Committees is independent as defined under the listing standards of the NYSE. The table below shows the composition of the Board’s committees:
Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Compliance and Ethics Committee
Douglas C. Jacobs*	Jeffrey P. Draime	Jeffrey P. Draime	Ira C. Kaplan
Ira C. Kaplan	Douglas C. Jacobs	Ira C. Kaplan	Kim Korth
William M. Lasky	Kim Korth*	Kim Korth	George S. Mayes, Jr. *
George S. Mayes, Jr.	William M. Lasky	William M. Lasky*	Paul J. Schlather
Paul J. Schlather
*	Committee Chairperson
Audit Committee
This committee held eight meetings in 2020. Information regarding the functions performed by the Audit Committee is set forth in the “Audit Committee Report,” included in this Proxy Statement. The Board has determined that each Audit Committee member is financially literate under the listing standards of the NYSE. The Board also determined that Mr. Jacobs and Mr. Schlather each qualify as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. In addition, under the Sarbanes-Oxley Act of 2002 and the NYSE rules mandated by the SEC, members of the audit committee must have no affiliation with the issuer, other than their Board seat, and receive no compensation in any capacity other than as a director or committee member. Each member of the Audit Committee meets this additional independence standard applicable to audit committee members of NYSE listed companies.
Compensation Committee
This committee held four meetings in 2020. Each member of our Compensation Committee meets the independence requirements of the NYSE, including the enhanced independence requirements applicable to Compensation Committee members under NYSE rules and is a non-employee director under Rule 16b-3 of the Exchange Act. The Compensation Committee is responsible for establishing and reviewing our compensation philosophy and programs with respect to our executive officers; approving executive officer compensation and benefits; recommending to the Board the approval, amendment and termination of incentive compensation and equity-based plans; and certain other compensation matters, including director compensation. Our CEO makes recommendations regarding compensation of other officers to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any amount presented by our CEO. The Compensation Committee regularly reviews the total compensation obligations to each of our executive officers. During 2020, the Compensation Committee retained Total Rewards Strategies LLC to provide compensation related consulting services. Specifically, the compensation consultant provided relevant market data, current trends in executive and director compensation and advice on program design. In accordance with its charter, the Compensation Committee may delegate power and authority as it deems appropriate for any purpose to a subcommittee of not fewer than two members.
Nominating and Corporate Governance Committee
This committee held two meetings in 2020. The purpose of the Nominating and Corporate Governance Committee is to evaluate the qualifications of director nominees, to recommend candidates for election as directors, to make recommendations concerning the size and composition of the Board, to develop and implement our corporate governance policies and to assess the effectiveness of the Board.

Compliance and Ethics Committee
This committee held seven meetings in 2020. The purposes of the Compliance and Ethics Committee are to assist the Board in overseeing (a) the Company’s activities in the areas of corporate responsibility, compliance and ethics, including oversight of the Stoneridge Integrity Program, (b) in collaboration with the Audit Committee the Company’s compliance with legal and regulatory requirements, and (c) to oversee the Company’s commitment to establishing a culture of integrity and trust, to conducting all of its business dealings in compliance with applicable federal, state and foreign laws, rules and regulations and to operating with the highest standards of business ethics.
Nominations and Nomination Process
It is the policy of the Nominating and Corporate Governance Committee to consider individuals recommended by shareholders for membership on the Board. If a shareholder desires to recommend an individual for membership on the Board, then that shareholder must provide a written notice (the “Recommendation Notice”) to the Secretary of the Company at Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377, on or before January 15 for consideration by this committee for that year’s election of directors at the Annual Meeting of Shareholders.
In order for a recommendation to be considered by the Nominating and Corporate Governance Committee, the Recommendation Notice must contain, at a minimum, the following:
•
the name and address, as they appear on the Company’s books, and telephone number of the shareholder making the recommendation, including information on the number of common shares owned and date(s) acquired, and if such person is not a shareholder of record or if such common shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity;

•
the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience, and qualifications of that individual;

•
a written acknowledgment by the individual being recommended that he or she has consented to the recommendation and consents to the Company undertaking an investigation into that individual’s background, experience, and qualifications in the event that the Nominating and Corporate Governance Committee desires to do so;

•
any information not already provided about the person’s background, experience and qualifications necessary for us to prepare the disclosure required to be included in our proxy statement about the individual being recommended;

•	the disclosure of any relationship of the individual being recommended with us or any of our subsidiaries or affiliates, whether direct or indirect; and
•
the disclosure of any relationship of the individual being recommended with the shareholder, whether direct or indirect, and, if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at our Annual Meeting of Shareholders (or a statement to the effect that no material interest is known to such shareholder).

The Nominating and Corporate Governance Committee determines, and periodically reviews with the Board, the desired skills and characteristics for directors as well as the composition of the Board as a whole. This assessment considers the directors’ qualifications and independence, as well as diversity, experience, skill, and experience in the context of the needs of the Board. Directors should share our values and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board activities and the willingness to do so. The Nominating and Corporate Governance Committee does not have a formal policy specifically focusing on the consideration of diversity; however, diversity is one of the factors that the Nominating and Corporate Governance Committee considers when identifying candidates and making its recommendations to the Board. In addition to the foregoing considerations, generally with respect to nominees recommended by shareholders, the Nominating and Corporate Governance

Committee will evaluate such recommended nominees considering the additional information regarding them contained in the Recommendation Notices. When seeking candidates for the Board, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management and third-party search firms. Ultimately, the Nominating and Corporate Governance Committee will recommend to the Board prospective nominees who the Nominating and Corporate Governance Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term best interests of our shareholders.
The Nominating and Corporate Governance Committee recommended to the Board each of the nominees identified in “Election of Directors” beginning on page 6 of this Proxy Statement.
Compensation Committee Interlocks and Insider Participation
None of the members of the Board’s Compensation Committee served as an officer at any time or as an employee during 2020. In addition, no Compensation Committee interlocks existed during 2020.
Communications with the Board of Directors
The Board believes that it is important for interested parties to have the ability to send communications to the Board. Persons wishing to communicate with the Board may do so by sending a letter to the Secretary of the Company at Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377. The envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the Board or certain specified individual directors (such as the lead independent director or non-management directors as a group). The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. The directors are not spokespeople for the Company and responses or replies to any communication should not be expected.
Transactions with Related Persons
There were no reportable transactions involving related persons in 2020.
Review and Approval of Transactions with Related Persons
The Board has adopted a written statement of policy with respect to related party transactions. Under the policy, a related party transaction is a transaction required to be disclosed pursuant to Item 404 of Regulation S-K or any other similar transaction involving the Company or the Company’s subsidiaries and any Company employee, officer, director, 5% shareholder or an immediate family member of any of the foregoing if the dollar amount of the transaction or series of transactions exceeds $25,000. A related party transaction will not be prohibited merely because it is required to be disclosed or because it involves related parties. Pursuant to the policy, such transactions are presented to the Nominating and Corporate Governance Committee for evaluation and approval by the committee, or if the committee elects, by the full Board. If the transaction is determined to involve a related party, the Nominating and Corporate Governance Committee will either approve or disapprove the proposed transaction. Under the policy, in order to be approved, the proposed transaction must be on terms that are fair to the Company and are comparable to market rates, where applicable.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis (“CD&A”)
In this section we describe the compensation program for our Named Executive Officers (“NEOs”). We also discuss our compensation philosophy, policies and the decisions made by the Compensation Committee of the Board in 2020 as it relates to the compensation of our NEOs.
Named Executive Officers for 2020
Name	Title
Jonathan B. DeGaynor	President & Chief Executive Officer
Robert R. Krakowiak	Executive Vice President, Chief Financial Officer & Treasurer
Laurent P. Borne	President Electronics & Chief Technology Officer
Thomas M. Dono, Jr.	Chief Legal Officer & Secretary
Kevin R. Heigel	Vice President Operations
2020 Overview
We delivered strong performance in 2020, despite the external challenges of COVID-19, by adapting our cost structure to current market conditions and managing our cash position throughout the year. The Company believes that focusing on products that address industry megatrends will have a positive impact on both our top-line growth and underlying margins.
COVID-19 began to impact our operations in the first quarter of 2020 as government authorities imposed mandatory closures, work-from-home orders, social distancing protocols, and other restrictions. These actions materially affected our ability to adequately staff and maintain our operations and supply chain and significantly impacted our financial results in the first half of 2020. The adverse conditions caused by COVID-19 initially reduced demand for our products and increased operating costs, which resulted in lower overall margins. We instituted Safe Workplace Guidelines, which required changes to our manufacturing operations to reduce the spread of COVID-19 and keep our employees safe. In the second half of 2020, as a result of recovery across our global end-markets, we experienced significant sales growth compared to the second quarter 2020. Although our end-markets showed strong recovery in the second half of 2020, during the fourth quarter of 2020, certain European, North American and South American countries began to initiate new governmental restrictions in response to renewed pandemic impacts and concerns, and many of these restrictions have continued into the first quarter of 2021. As a result, COVID-19 may continue to adversely impact demand for our products, financial condition and results of operations in the near term.
The actions of the Compensation Committee (the “Committee”) and our pay-for-performance philosophy functioned such that compensation earned by our executives was aligned with our financial performance for 2020. Highlights from the year and our performance are as follows:
•	Our business units have continued to focus on profitable and sustainable top line growth by developing a clear current and future vision of our products, technologies, and targeted customers.
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Net sales decreased by 22.3% compared to the prior year due to lower sales in each of our segments. Our Control Devices segment net sales decreased primarily as a result of COVID-19 and discontinuation of 2019 sales under the contract manufacturing agreement relating to the disposal of the Non-core Products. Our Electronics segment net sales decreased primarily as a result of COVID-19 including a decrease in sales volume in our European, North American and China commercial vehicle markets as well as European off-highway vehicle products. These decreases were partially offset by a favorable foreign currency translation. Our Stoneridge Brazil segment net sales decreased due to unfavorable foreign currency translation and the effects of COVID-19 causing lower volumes for our aftermarket, mass retail and OES channels mostly in the second quarter of 2020.

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Net income in 2020 decreased by $68.3 million compared to the prior year, primarily due to COVID-19, the 2019 gain on disposal of Control Devices’ Non-core Products of $33.6 million and the recovery of Brazilian indirect taxes of $6.5 million. This decrease in net income was partially offset by a favorable fair value adjustment, net for earn-out consideration of $5.5 million at Stoneridge Brazil and a $4.3 million decrease in restructuring costs during 2020.

COVID-19 and 2020 Executive Compensation
The impact of the global COVID-19 pandemic on our company, our employees and our 2020 financial results was significant. The challenges that we faced included a 22.3% decline in volumes compared to prior year, complex governmental requirements that differed greatly by geography and resulted in partial or full office and plant shutdowns, as well as a significant impact on our employees and their families. Our response to the crisis included implementing stringent and consistent health and safety protocols across all of our locations, imposing travel restrictions, swiftly reacting to declining volumes by reducing work hours or furloughing employees where needed, increasing global employee communication and engagement activities, and actively managing costs throughout our businesses. We also implemented temporary executive officer base salary reductions and delayed merit increases for salaried employees. While customer volumes began to rebound later in 2020, the pandemic adversely and significantly impacted our 2020 financial results, especially our second quarter results.
The Compensation Committee considered many factors when making compensation decisions in light of the pandemic’s impact in 2020. Of particular importance, it considered management’s effective response to the crisis and the Company’s performance on controllable factors, the impact to shareholders, the overall financial results, and the need to retain and motivate critical talent to ensure continued progress on longer-term strategic goals. The 2020 financial metrics and associated targets in the Annual Incentive Plan (“AIP”) and Long-Term Incentive Plan (“LTIP”) were established before the start of the pandemic. With no modification of those targets or adjustment to results, the achievement on the 2020 portion of those metrics would have been below threshold and, therefore, generate no payment to plan participants.
Results at year-end showed that the Company’s performance was positively impacted by strong cost mitigation actions, conversion on incremental volumes and focused continuous improvement activities. Had volume been at the levels forecasted prior to the pandemic, the Company’s performance would have resulted in an AIP payout estimated at 108% of target. Based on these results, and weighing the need to retain and motivate critical talent, the Committee approved the following actions:
•	Discretionary payout under the Annual Incentive Plan at 63% of target
•	Modified the target-setting approach for the EPS and ROIC metrics in the 2020 LTIP grant
The Committee believes these actions appropriately balance the rewards to management and the impact on shareholders, and will positively impact employee retention and motivation. Further details of these actions are included in the applicable sections of this CD&A.
Human Capital Disclosure
As of December 31, 2020, Stoneridge employed approximately 4,500 employees in 13 countries, with about 84% located outside of the United States. Although we have no collective bargaining agreements covering U.S. employees, a significant number of employees located in Brazil, China, Estonia, Mexico, Netherlands, Sweden and the United Kingdom either (i) are represented by a union and are covered by a collective bargaining agreement, or (ii) are covered by a works council or other employment arrangements required by law. We work to ensure positive relations with our employees.
We strive to create a work environment that enhances employee engagement, fosters productivity, and is aligned with our values of Integrity, Accountability, Teamwork, Adaptability, Customer Orientation, and Social Responsibility. We know that our success is dependent on our employees’ engagement, performance, skills, and development. To that end, we have established talent management programs at Stoneridge, which include but are not limited to the following:
•	Periodic global employee engagement surveys and subsequent action planning
•	Regular talent reviews for employee development and succession planning

•	Feedback and coaching to ensure performance is aligned with our goals and strategic direction
•	Delivery of Code of Conduct and global policy training
•	New employee orientation with globally consistent and locally flexible messaging
•	Frequent global ‘‘town hall’’ meetings and other communications
•	Employee wellness programs
•	Opportunities for community and charitable involvement (reduced in 2020 due to COVID-19)
•	Employee mentoring program
•	Internship programs
•	A cross-section of top talent participates in an annual strategic planning event with the executive team and the Board, providing exposure and valuable input
When we hire new employees, we focus not just on the skills required for current positions, but the ever-changing complex skills and competencies that will be required as we move forward on our path to being the mobility industry’s integrated technology partner. We seek diverse sources for candidates and we offer wages and benefits that are competitive in the markets where employees are located.
It is always a top priority, but in 2020 employee health and safety was of paramount importance due to the global COVID-19 pandemic. Wherever possible, employees began working from home in March 2020 through the remainder of the year. For jobs that could not be performed remotely, extensive safety measures were implemented through our Safe Workplace Guidelines, including temperature and health screenings, distanced workstations, plexiglass barriers, enhanced cleaning and disinfection protocols, required face coverings, contact tracing when needed and employee training. Our safety measures are aligned with the recommendations of US and global health organizations, and have continued into 2021.
We believe a diverse workforce and an inclusive work environment is required for us to achieve our full potential as an organization. We further recognize the importance of having a strong Diversity, Equity & Inclusion (“DEI”) strategy. In 2020, we embarked on an initiative to reassess our DEI strategy, identify gaps between our ideal and current states, and develop goals and actions to realize measurable improvement. We look forward to continuing this work in 2021.
The Human Resources function at Stoneridge is an active and visible partner to the business at all levels. Our Chief Human Resources Officer reports directly to the Chief Executive Officer and interacts frequently with the Board of Directors. In 2021, our human capital focus will continue to be on employee engagement, employee and leadership development, communications, and employee health and safety.
Compensation Philosophy and Objectives
Our Company’s compensation programs for executive officers are designed to attract, retain, motivate, and reward talented executives who advance our strategic, operational, and financial objectives and thereby enhance shareholder value. The primary objectives of our compensation programs for executive officers are to:
•	Attract and retain talented executive officers by providing a total compensation package that is competitive with that offered by similarly situated companies.
•	Create a compensation structure under which a substantial portion of total compensation is based on achievement of performance goals.
•	Align total compensation with the objectives and strategies of our shareholders and business.
A substantial portion of our executive officers’ annual and long-term compensation is tied to quantifiable measures of the Company’s financial performance and will not be earned unless at least the minimum threshold performance is achieved.

Elements of Compensation
Following are the elements of our executive compensation program and the objectives for including them.
Element	Type	Objective
Base Salary	Cash - fixed	Attract and retain highly skilled executives by providing market competitive base salary that is aligned with the executive's responsibilities, experience & performance.
Annual Incentive Plan	Cash - variable	Motivate and reward the achievement of individual, division and/or corporate financial and operational strategic objectives.
Long-Term Incentive Plan	Equity and/or Cash - variable	Retain and reward key employees, and align the interests of employees with our shareholders and the long-term success of the Company.
Benefits & Perquisites	Non-cash	Retain key employees by providing market competitive health, welfare & retirement benefits, and limited perquisites that align with our compensation philosophy.
Mix of Compensation
Our executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that closely correlate with the achievement of both short-term performance objectives and long-term shareholder value. A significant portion of our executive officers’ annual and long-term performance-based compensation is at-risk, with the amount of risk increasing with the officer’s position level. This provides more upside potential as well as downside risk for more senior positions because they have greater influence on our overall performance.
There is no pre-established policy or target for the allocation between cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews competitive market compensation information provided by our compensation consultant and considers the Company’s historical compensation practices in determining the appropriate level and mix of incentive compensation for each executive position.
Total Target Compensation
Total target compensation is the value of the compensation package that is intended to be delivered if performance goals are met. Actual compensation depends on the payouts realized under the annual and long-term incentive plans, as determined by results on the performance metrics. For awards under the long-term incentive plan, the value is also based on the price of our common shares. The following charts show the weighting of each element of total target compensation for the CEO, and average for the other NEOs. This demonstrates our pay-for-performance philosophy, showing that annual and long-term incentive-based compensation comprises the majority of total target compensation.

Compensation Policies & Best Practices
To achieve the goals of aligning executive compensation with Company performance while maintaining strong corporate governance and minimizing risk, the Committee and the Company review and adopt policies and best practices that they believe are in the best interest of the Company and our shareholders. Following are some of the practices that have been adopted over time that we believe help us to achieve these goals.
•	Significant emphasis on performance-based compensation
•	Use of an independent compensation consultant whose firm does no other work for the Company
•	Annual benchmarking of compensation mix and levels for executive officers to ensure competitiveness
•	Use of the TSR metric in the long-term incentive plan to align executive and shareholder interests
•	Include caps on both the annual incentive plan and the long-term incentive plan
•	Provide limited perquisites to executive officers
•	Maintain stock ownership guidelines for our executive officers and non-employee Directors
•	Established anti-hedging and anti-pledging policies
•	Recoupment of compensation (“clawback”) policy
•	Conduct an annual compensation risk assessment
The Compensation Committee
The Committee has the responsibility for determining the compensation paid to the Company’s executive officers. In carrying out its responsibilities, among other things, the Committee does the following:
•	Ensures there is a clear, reasonable, and logical linkage between executive officer compensation programs and overall Company performance
•	Considers comparison to the Company’s established Comparator Group and the broader market to ensure appropriate mix and level of competitiveness of compensation
•
Reviews and approves annual base salary levels, annual incentive plan targets, and long-term incentive plan targets, in alignment with the level and performance of each NEO as well as Company performance and market conditions

•	Reviews, advises on, and approves new or revised compensation plans
Independent Compensation Consultant
The Committee retains the services of an independent compensation consultant to assist the Committee with the following:
•	Appraising relevant trends and compensation developments in the market
•	Providing advice regarding issues such as long-term incentives and change in control arrangements and other topics as needed
•	Providing Comparator Group analysis
•	Providing market data for the CEO position and other executive officers
In 2020, the Committee’s compensation consultant was Total Rewards Strategies, LLC (“TRS”).
Management
The Committee considers the recommendations and evaluations of the CEO when setting the compensation of the other executive officers.

Comparator Group
The Comparator Group is comprised of some of our direct competitors and a broader group of companies in the electronic and motor vehicle parts manufacturing industries that the Committee believes is representative of the labor market from which we recruit executive talent. The Committee reviews and approves the Comparator Group annually. Factors considered by the Committee in selecting Comparator Group companies include, but are not limited to, industry segment, revenue, profitability, number of employees and market capitalization. The companies in the Comparator Group in 2020 were:
Allison Transmission	Donaldson	Methode Electronics
Altra Industrial Motion	Dorman Products	Modine Manufacturing
CalAmp	Franklin Electric	Rogers
CIRCOR	Gentex	Shiloh Industries
Columbus McKinnon	Gentherm	Standard Motor Products
Commercial Vehicle Group	LCI Industries	Strattec Security
Cooper-Standard Holdings	Littelfuse	Superior Industries
CTS	Lydall	Visteon
Curtiss-Wright	Martinrea International	Wabash National
Delphi Technologies	Meritor
Compensation Benchmarking
TRS provides the Committee with the 50th and 75th percentiles of the Comparator Group for base salary, cash bonus, long-term incentives, and total direct compensation. The Committee uses as a primary reference point the 50th percentile when determining base salary, annual incentive, and long-term incentive targets; each element of pay is adjusted to reflect competitive market conditions. The goal of the executive compensation program is to target overall compensation at the 50th percentile of pay practices of the Comparator Group of companies. Actual target pay for an individual may be more or less than the referenced percentiles based on the Committee’s evaluation of the individual’s performance and potential. Consistent with the Committee’s philosophy of pay-for-performance, incentive payments can exceed target levels only if overall Company financial targets are exceeded and will fall below target levels if overall financial goals are not achieved.
Consideration of Shareholder Advisory Vote on Executive Compensation
At our 2020 Annual Meeting of Shareholders, our executive compensation program received the support of approximately 95.2% of shares represented at the meeting. The Committee has considered the results of this vote and views this outcome as evidence of shareholder support of its executive compensation decisions and policies. The Committee will continue to review and consider the annual shareholder votes on our executive compensation program.
Base Salary
Base salary sets the foundation of our compensation program for our executive officers. The annual cash incentive compensation targets and long-term incentive targets are typically established as a percentage of base compensation. The base salary is set at competitive market levels to attract and retain our executive officers. Base salary levels for our executive officers are set on the basis of the executive’s responsibilities, the current general industry, and competitive market data, as discussed above. In each case, due consideration is given to individual factors, such as the officer’s experience, competencies, performance, and contributions, and to external factors, such as salaries paid to similarly situated executive officers by like-sized companies and in particular our Comparator Group. The Committee considers the evaluation and recommendation of the CEO in determining the base salary of the other executive officers. The Committee typically approves executive officer base salaries with an effective date of January 1st. Executive officers’ base salaries remain fixed throughout the year unless a promotion, change in responsibilities, or special circumstances occur.

On January 1, 2020, our executive officers’ base salary merit increase adjustments were implemented, as approved by the Compensation Committee in December 2019. On April 1, 2020, those merit increase adjustments were suspended and the executive officers’ base salaries were correspondingly reduced as the financial uncertainty of the impact of the COVID-19 pandemic intensified. In addition, the merit increases for salaried employees, which are typically effective April 1, were delayed. As the impact of the pandemic and our forecasted performance began to stabilize, merit increases were reinstated for executive officers and were implemented for salaried employees, effective August 1, 2020.
Annual Incentive Awards
Our executive officers and other key employees participate in our AIP which provides for annual cash payments based on the achievement of specific financial goals. As described above, the Company believes that a substantial portion of each executive’s overall compensation should be directly tied to quantifiable measures of financial performance. At the early March 2020 Compensation Committee meeting, the Committee approved the Company’s 2020 AIP targets and performance metrics. The AIP targets are expressed as a percentage of the executive officer’s base salary.
For 2020, the structure of our AIP included both consolidated financial performance metrics and, where appropriate, divisional metrics to incentivize specific performance. In addition, there is an individual performance metric for executive officers (excluding Mr. DeGaynor) and certain other leaders in the Company as a way to incentivize and reward specific strategic and measurable activities that are particular to each leader’s area of responsibility. The individual metrics are considered critical to the achievement of the overall financial and operational metrics. The individual performance metric functions as a multiplier to the overall weighted achievement, and can range from 90% to 110%.
The consolidated and divisional financial performance metric targets were established based on our 2020 business plan. The targets were intended to be challenging but achievable based on industry conditions known at the time they were established. Under the 2020 AIP, the threshold level for achievement on the consolidated and divisional financial metrics was based on 80% of target while the maximum level was based on 130% of target.
For each performance metric, specific levels of achievement for threshold, target, and maximum were established. At target, 100% payout is achieved for each element of the plan; at maximum, 200% payout is achieved; and at threshold, 50% payout is achieved. Below the threshold, no incentive is earned on that metric. Threshold achievement on the Operating Income metric is required for the other metrics to pay out above their threshold levels. The AIP incentive compensation payout earned between the threshold and maximum levels is prorated.
The stated objectives of the AIP include retaining key employees and rewarding them for performance aligned with the growth and profitability of the Company. In 2020, the AIP performance targets were established prior to the start of the global pandemic. As a result of the impact of COVID-19, achievement on the metrics was below threshold. The Compensation Committee considered the Company’s performance on controllable factors, conversion on incremental volume and the plan’s objective of retaining critical talent, and exercised its discretion to approve payment under the plan at 63% of target. The Committee also considered that, eliminating the impact of COVID-19, the estimated payout under AIP would have been 108% of target.

The AIP metrics, weighting, performance targets, and achievement for 2020 are summarized as follows:
Mr. DeGaynor, Mr. Krakowiak, Mr. Dono, Mr. Heigel	Weight	Metric Target	Achievement (1)
Consolidated Metrics:
Operating Income	70%	$41.1 million	0%
Cash Flow	30%	$41.8 million	0%
Overall Weighted Achievement			0%

Mr. Borne	Weight	Metric Target	Achievement (1)
Consolidated Metrics:
Operating Income	45%	$41.1 million	0%
Cash Flow	30%	$41.8 million	0%
Divisional Metrics:
Operating Income	15%	$24.1 million	0%
Cash Flow	10%	$24.1 million	0%
Overall Weighted Achievement			0%
(1)	The 2020 AIP performance targets were established prior to the COVID-19 pandemic and results on each of the metrics was below threshold.
The following table provides the 2020 AIP targets and achievement, as well as the discretionary bonus that was paid to our NEOs.
Executive Officer	Percent of Base Salary Target	Percent of Target Bonus Achieved	Target Bonus	Achieved Bonus	Discretionary Bonus	Discretionary Bonus as a Percent of Target Bonus
Jonathan B. DeGaynor	103%	0%	$875,000	$—	$551,250	63%
Robert R. Krakowiak	75%	0%	363,285	—	228,870	63%
Laurent P. Borne	50%	0%	175,760	—	110,729	63%
Thomas M. Dono, Jr.	60%	0%	241,426	—	152,098	63%
Kevin R. Heigel	50%	0%	162,500	—	102,375	63%
The payment of compensation under the 2020 AIP was a result of a discretionary award approved by the Compensation Committee and is included in the “Bonus” column of the Summary Compensation Table.
Long-Term Incentive Awards
We believe that long-term incentive awards are a valuable motivation and retention tool and provide a long-term performance incentive to management. Under our LTIP, executive officers may be granted share options, share units, performance shares, restricted common shares, and other equity-based awards. The long-term awards are calculated based on the fair value of the shares, shares equivalent or cash at the time of grant. In 2020, we used the following long-term incentive vehicles to provide grants to our executive officers.
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Time-Based Restricted Share Units (“RSUs”): RSUs provide strong retention value by granting the recipients the right to receive common shares (on a one-for-one basis for the number of RSUs granted) after a three-year vesting period, provided that the executive officer is still employed by the Company.

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Performance-Based Share Units (“Performance Shares”) - Total Shareholder Return: These awards may be earned based on our TSR over a three-year period relative to the TSR of our 2020 Peer Group, which is comprised of our 2020 Comparator Group of companies. The following table shows the payout levels associated with TSR percentile ranking. We believe the use of the TSR metric effectively aligns executive and shareholder interests. The Performance Shares earned based on the TSR metric will be paid after a three-year vesting period by the issuance on a one-for-one basis of common shares.

SRI TSR v. Peer Group	Calculation of # of Shares	Shares Earned as a % of Target Shares
50th - 100th percentile	SRI percentile x 2.0	100% - 200%
30th - 49th percentile	50% + {2.5 x (SRI percentile-30)}	50% - 99%
< 30th percentile	n/a	0%
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Performance Shares – Earnings Per Share (“EPS”) and Return on Invested Capital (“ROIC”): In 2020, we granted Performance Shares that may be earned after three years based on performance relative to pre-determined cumulative EPS and ROIC metrics. The objective when establishing targets for performance share metrics is that they be challenging but achievable and aligned with budget expectations. The cumulative EPS and ROIC targets for 2020 were established prior to the COVID-19 pandemic, using the Board-approved 2020 budget with an additional 10% added for each of the next two years in the performance period. Threshold performance was established at 70% of target and maximum was established at 130% of target. Below the threshold, no shares will be earned. The maximum shares that may be earned is 200% of target.

These cumulative targets, established prior to the pandemic, no longer met the intended goal of being challenging but achievable. Because they were rendered likely unachievable less than one year into the three-year performance period, in December 2020, the Committee approved a modification of the target-setting methodology. The modified EPS metric will be based on our actual average EPS over a three-year performance period, when compared to the average of the Board approved budgeted EPS for each year in the performance period. Similarly, the modified ROIC metric will be based on our actual average ROIC over a three-year performance period, when compared to the average of the Board approved budgeted ROIC for each year in the performance period. The modified methodology retains the same metrics but results in performance targets that will be closely aligned with actual Company goals and provide performance motivation by being challenging but achievable.
Provided the executive officer remains employed, and depending on performance relative to the target, the number of vested Performance Shares is prorated between the minimum and maximum amounts. The Performance Shares earned based on the EPS and ROIC metrics will be paid after a three-year vesting period by the issuance on a one-for-one basis of common shares.
The following chart shows the allocation of the LTIP awards that were granted in 2020:

The Committee determines the value of the annual grant to the executive officers by considering the comparison to our Comparator Group obtained during the annual compensation review process, as well as the executives’ responsibilities, performance, and potential contributions. The targeted value of 2020 LTIP grants were established as listed in the table below.
Executive Officer	Targeted Value 2020 Grant
Jonathan B. DeGaynor	$2,550,000
Robert R. Krakowiak	726,570
Laurent P. Borne	386,650
Thomas M. Dono, Jr.	442,610
Kevin R. Heigel	487,500
The grant date fair value of the RSUs and Performance Shares awarded in 2020 are included in the “Stock Awards” column of the Summary Compensation Table. The RSUs awarded in 2020 are included in the “All Other Stock Awards” column of the Grants of Plan-Based Awards table, and the grant date fair value of the Performance Shares awarded are included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards table.
The Committee’s practice has been to approve the long-term incentive awards at the first regular meeting of the calendar year. As a general practice, awards under the long-term incentive plans are approved once a year unless a situation arises whereby a compensation package is approved for a newly hired or promoted executive officer and equity-based compensation is a component.
In addition to his LTIP grant at the targeted value shown above, Mr. Borne received an additional grant of 17,026 time-based shares with a grant value of $300,000 that will vest after three years. This grant was in recognition of performance and for retention purposes. This grant is included in the Grants of Plan-Based Awards table.
2018 Grant of RSUs and Performance Shares
The performance period for the Performance Shares that were granted in 2018 ended on December 31, 2020. The shares vested on March 6, 2021, as shown below. These shares are included for the NEOs, as applicable, in the “Outstanding Equity Awards at Year-End” table.
2018 LTIP Grant - Performance Period Results
Award Type & Metric	Grant Date	Vest Date	Allocation of Shares	Performance Results (2018-2020)	Payout % of Target Shares
Time-Based RSU	3/6/2018	3/6/2021	45%	n/a	100%
Performance Shares - TSR	3/6/2018	3/6/2021	30%	65th percentile of Peer Group	130% of target
Performance Shares - EPS	3/6/2018	3/6/2021	25%	73.8% of target	65.1% of target

The TSR Peer Group for the 2018 grant consisted of the following companies(1):
Altra Industrial Motion	EnPro Industries	Methode Electronics
Barnes Group	ESCO Technologies	Modine Manufacturing Company
Chart Industries	Franklin Electric	OSI Systems
CIRCOR	Gentex	Rogers Corp
Columbus McKinnon	Gentherm	Shyft Group
Commercial Vehicle Group	Graco	Standard Motor Products
CTS	Littelfuse	Superior Industries
Dorman Products	Lydall	Wabash National
Enerpac Tool Group	Meritor
(1)
The following companies were in the original 2018 TSR Peer Group but have since been excluded because they were acquired: AVX, Kemet, Shiloh Industries, and Tower International. Enerpac Tool Group was previously known as Actuant. Shyft Group was previously known as Spartan Motors

Perquisites
We provide executive officers with limited perquisites that we and the Committee believe are reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites provided to executive officers. The incremental costs of the perquisites for the NEOs are included in the “All Other Compensation” column of the Summary Compensation Table.
Employment Agreements
We use employment agreements in limited situations. In 2015, we entered into an Employment Agreement with Mr. DeGaynor, which provides for a minimum annual base salary of $500,000; participation in the annual incentive plan at a target of 100% of base salary; a monthly auto allowance, participation in the Company’s customary benefit plans including an annual executive physical; and participation in the long-term incentive plan. In addition, if Mr. DeGaynor is terminated without cause, we will be obligated to pay him the sum of his annual base salary and target annual incentive as well as health and welfare benefits for one year, and if the termination occurs in the last six months of the fiscal year, he would be paid a prorated annual incentive.
On February 23, 2021, the Company and Mr. DeGaynor entered into an amendment (the “Amendment”) to Mr. DeGaynor’s 2015 Employment Agreement. The Amendment also amended the Change in Control Agreement by and between Mr. DeGaynor and the Company (the “DeGaynor CIC Agreement”).
The Amendment was designed to conform the Employment Agreement and the DeGaynor CIC Agreement to other compensation plans and practices applicable to the Company’s other executive officers in terms of the vesting of equity-based awards under the Company’s Long-Term Incentive Plan and the treatment of certain payments in the event of a Company change in control. The material changes made by the Amendment (i) eliminate automatic (single trigger) vesting of equity-based awards under the Company’s Long-Term Incentive Plan pursuant to the Employment Agreement so that all current and future awards under the Company’s Long-Term Incentive Plan will be subject to “double trigger” vesting in the event of a change in control, and (ii) adjust the provisions related to payment in connection with total compensation in excess of the safe harbor amount of Section 208G of the Internal Revenue Code so that Mr. DeGaynor will receive the greater of safe harbor amount (as defined) or aggregate parachute value (as defined) of the total payments (as defined) less applicable excise tax.
The Employment Agreement will be automatically renewed annually unless notice of termination is delivered by either party before the end of the then current term.
In 2020, we entered into an employment agreement with Mr. Heigel. This agreement provides for an annual base salary of $325,000; participation in the annual incentive plan at a target of 50% of base salary; participation in the Company’s customary benefit plans; and a one-time grant under the long-term incentive plan with a targeted value of 150% of base salary. If Mr. Heigel is terminated without cause, we will be obligated to provide him with ninety days’ written notice or pay in lieu of notice, plus ninety days of his base salary.
The Company has not entered into an employment agreement with any other NEO.
Severance Plan
The Company provides executive severance through the Officers’ and Key Employees’ Severance Plan (the “Severance Plan”). The NEOs covered under the Severance Plan include Mr. Krakowiak, Mr. Borne, and Mr. Dono. If a covered executive is terminated by us without cause, we will be obligated under the Severance Plan to pay the executive’s salary for 12 months and continue health and welfare benefits coverage over the same period of time. Severance protection for Mr. DeGaynor and Mr. Heigel is provided in their respective employment agreements, as described above.
Termination and Change in Control Payments
We have entered into change-in-control agreements with Mr. DeGaynor, Mr. Krakowiak, Mr. Borne, and Mr. Dono, and certain other senior management employees. These agreements are designed to promote stability and continuity of senior management, both of which are in the best interest of Stoneridge and our shareholders. Our termination and change-in-control provisions for the NEOs are summarized below under “Potential Change in Control and Other Post-Employment Payments.”
After the fiscal year ended December 31, 2020, each of the following NEOs entered into a new change in control agreement with the Company (the “CIC Agreement”): Thomas M. Dono Jr, Robert R. Krakowiak and Laurent Borne. The material amendments to the prior change in control agreements are that the new CIC Agreement changes (i) the defined term “Executives Annual Bonus” to mean the greater of the target annual incentive award at the time of termination or the actual incentive award received for the year prior to termination, and (ii) the provisions related to payment in connection total compensation in excess of the safe harbor amount of Section 208G of the Internal Revenue Code so that the covered executive will receive the greater of safe harbor amount (as defined) or aggregate parachute value (as defined) of the total payments (as defined) less applicable excise tax.
Tax Considerations
Section 162(m) of the Internal Revenue Code (“Code”) generally limits tax deductibility of compensation paid by a public company to its chief executive officer and certain other executive officers in any year to $1 million in the year compensation becomes taxable to the executive. Prior to the 2017 Tax Cuts and Jobs Act, certain compensation was exempt from the deduction limit to the extent it met the requirements to be considered “qualified performance-based compensation” as previously defined in Section 162(m). The 2017 Tax Cuts and Jobs Act eliminated that exemption. Certain arrangements entered into prior to November 2, 2017 are considered “grandfathered” and compensation paid under such arrangements will continue to be deductible until the arrangements are materially modified.
The Compensation Committee has historically considered Section 162(m) in the design of incentive plans to preserve the corporate tax deductibility of compensation. Although the exception to the deduction limitation under Section 162(m) performance-based compensation has been eliminated for incentive awards granted after November 2, 2017, the Compensation Committee recognizes that factors other than tax deductibility should be considered in determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its stockholders. The Compensation Committee will continue to require that a major portion of executive compensation is at risk and subject to the attainment of performance goals. Annually, the Compensation Committee reviews all compensation programs and payments, including the tax impact on the Company.
Accounting Treatment of Compensation
As one of many factors, the Committee considers the financial impact in determining the amount of and allocation of the different pay elements, including Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 Stock Compensation.

Share Ownership Guidelines
The Committee has established share ownership guidelines for our executive officers to enhance the linkage between the interests of our executive officers and those of our shareholders. These guidelines provide that the CEO, CFO and other executive officers must retain Company common shares equal in market value to five, four and three times, respectively, of their annual base salaries. The executive officers have a five year accumulation period to achieve compliance and are restricted from selling any common shares earned under a Company equity-based compensation plan until their ownership guideline has been reached. The accumulation period begins on the date of their first grant following their date of hire or promotion which subjects them to the guidelines.
Clawback Policy
The Company has a clawback policy which provides for recoupment of performance-based executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under federal securities laws. The policy applies to current and former executives and requires reimbursement or forfeiture of any excess performance-based compensation received by an executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.
Compensation Risk Assessment
The Compensation Committee reviews the Company’s incentive compensation structure practices for all employees to evaluate any risks associated with the Company’s compensation programs.
As part of the evaluation, the Compensation Committee reviews a compensation risk assessment that was prepared by Company management and its independent compensation consultant. The compensation risk assessment analyzes all Company compensation programs for various categories of compensation related risk.
The Compensation Committee considers, among other factors, the design of the incentive compensation programs, which are closely aligned to corporate performance, the mix of short-term and long-term compensation, the maximum payout levels for short-term and long-term incentives, the distribution of compensation between equity and cash, and other factors that mitigate risk.
The Compensation Committee determined that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
Compensation Committee Report
We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee

Kim Korth, Chairperson
Jeffrey P. Draime
Douglas C. Jacobs
William M. Lasky

Summary Compensation Table
The following table provides information regarding the compensation of our NEOs for 2020.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Jonathan B. DeGaynor President & Chief Executive Officer	2020	$841,667	$551,250	$2,549,966	$—	$28,422	$3,971,305
	2019	825,000	—	2,449,942	—	28,222	3,303,164
	2018	750,000	—	1,800,013	564,000	28,022	3,142,035

Robert R. Krakowiak EVP, Chief Financial Officer & Treasurer	2020	478,170	228,870	726,525	—	13,902	1,447,467
	2019	465,750	—	1,198,566	123,657	12,787	1,800,760
	2018	433,800	—	535,648	228,352	12,472	1,210,273

Laurent P. Borne President Electronics & Chief Technology Officer	2020	347,013	110,729	686,651	—	319,966	1,464,360
	2019	338,000	80,000	337,950	38,363	176,824	971,137

Thomas M. Dono, Jr. Chief Legal Officer & Secretary	2020	397,217	152,098	442,544	—	11,760	1,003,619
	2019	386,900	—	425,517	82,178	11,560	906,154
	2018	359,853	—	364,848	150,964	10,066	885,730

Kevin R. Heigel Vice President Operations	2020	325,000	102,375	487,493	—	8,084	922,951
(1)	The amounts shown in the Bonus column are comprised of a discretionary award approved by the Compensation Committee as described in the Annual Incentive Awards section.
(2)
The amounts included in the “Stock Awards” column represent the grant date fair value of time-based RSUs and Performance Shares computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. In 2020, RSUs and Performance Share awards were granted to our NEOs. The Performance Share awards were expected to be earned at the target level when granted; the maximum value of the Performance Share awards on the date of grant for Mr. DeGaynor, Mr. Krakowiak, Mr. Borne, and Mr. Dono are, respectively, $2,804,963, $799,173, $425,312, and $486,770. Please see the “Grants of Plan-Based Awards for 2020” table for more information regarding the RSUs and Performance Shares granted in 2020.

(3)	The amounts shown for 2020 in the “All Other Compensation” column are comprised of the following:
Executive Officer	Auto Allowance	401(k) Match	Group Term Life Ins	Deferred Compensation Plan Match	Expat Assignment Expenses(1)	Total
Jonathan B. DeGaynor	$14,400	$11,400	$2,622	$—	$—	$28,422
Robert R. Krakowiak	—	11,400	2,502	—	—	13,902
Laurent P. Borne	—	9,131	360	4,015	306,460	319,966
Thomas M. Dono, Jr.	—	11,400	360	—	—	11,760
Kevin R. Heigel	—	6,500	1,584	—	—	8,084
(1)	For Mr. Borne, these costs are related to his company-initiated relocation to Sweden, including housing, transportation, dependent education, and tax gross-up expenses.

Grants of Plan-Based Awards in 2020
								All Other Stock Awards: Number of Shares or Units (#)(3),(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jonathan B. DeGaynor		$437,500	$875,000	$1,750,000
	3/9/2020				39,798	79,596	159,192	65,124	$2,549,966
Robert R. Krakowiak		181,643	363,285	726,570
	3/9/2020				11,338	22,678	45,356	18,555	726,525
Laurent P. Borne		87,880	175,760	351,520
	3/9/2020				6,034	12,069	24,138	26,901	686,651
Thomas M. Dono, Jr.		120,713	241,426	482,851
	3/9/2020				6,905	13,813	27,626	11,303	442,544
Kevin R. Heigel		81,250	162,500	325,000
	3/9/2020				—	—	—	27,667	487,493
(1)
The amounts shown reflect awards granted under our 2020 AIP. In March 2020, the Compensation Committee approved the 2020 target AIP awards expressed as a percentage of the executive officer’s 2020 approved base salary, and Company and individual performance measures for the purpose of determining the amount paid out under the AIP for each executive officer for the year ended December 31, 2020. Please see “Compensation Discussion and Analysis – Annual Incentive Awards” for more information regarding the Company’s 2020 awards and performance measures.

(2)
The amounts shown reflect grants of Performance Share awards made under our LTIP on March 9, 2020. The amount of the Performance Shares that will be earned will be determined based on our total shareholder return compared to that of a defined peer group for 25% of the awards, and based on our EPS performance for 20% of the awards, and based on our ROIC performance for 10% of the awards for the performance period January 1, 2020 through December 31, 2022. The shares will vest on March 9, 2023, assuming the grantee is still employed on that date.

(3)
The amounts shown reflect grants of time-based RSUs made under our LTIP. These RSUs were granted on March 9, 2020. The time-based grant comprises 45% of the total LTIP award, and will be earned on March 9, 2023, assuming the grantee is still employed on that date.

(4)
The amount shown for Mr. Borne includes a grant of 17,026 time-based shares with a grant value of $300,000 received in recognition of performance on March 9, 2020. These shares will be earned on March 9, 2023, assuming Mr. Borne is still employed on that date.

(5)
The amounts included in “Fair Value of Awards” column represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

Outstanding Equity Awards at Year-End
	Stock Awards
Executive Officer	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Jonathan B. DeGaynor	33,100(2)	$1,000,613	40,662(7)	$1,229,212
	36,701(3)	1,109,471	32,621(8)	986,133
	65,124(4)	1,968,699	61,506(9)	1,859,326

Robert R. Krakowiak	9,850(2)	297,766	12,101(7)	365,813
	27,109(3)	819,505	9,301(8)	281,169
	18,555(4)	560,918	17,524(9)	529,751

Thomas M. Dono, Jr.	6,710(2)	202,843	8,239(7)	249,065
	6,375(3)	192,716	5,665(8)	171,253
	11,303(4)	341,690	10,673(9)	322,645

Laurent P. Borne	5,460(5)	165,056	6,706(10)	202,722
	5,063(3)	153,054	4,499(8)	136,005
	26,901(4)	813,217	9,326(9)	281,925

Kevin R. Heigel	27,667(6)	836,373	—	—
(1)
Time-based restricted share units (RSUs) and performance shares are paid after the end of the performance period and on the vesting dates shown in the following footnotes. With regard to performance shares, the actual number of common shares paid out is dependent upon the achievement of the related performance objectives. In this column, the theoretical value of the number of outstanding RSUs and performance shares, as applicable, reported in the column to the immediate left is based on the price of our common shares on December 31, 2020 ($30.23). In calculating the number of performance shares and their value, we compare the Company’s performance through 2020 under each outstanding performance share grant against the threshold, target, and maximum performance levels for the grant and report in this column the applicable potential payout amount. If the performance is between levels, we report the potential payout at the next highest level.

(2)	These time-based share units vested on March 6, 2021.
(3)	These time-based share units vest on March 4, 2022.
(4)	These time-based share units vest on March 9, 2023.
(5)	These time-based share units vested on March 10, 2021.
(6)	These time-based share units vest on March 9, 2022.
(7)
These Performance Shares vested on March 6, 2021. Performance on EPS was between threshold and target, and on TSR was between target and maximum, for the performance period that ended December 31, 2020.

(8)
These performance shares are scheduled to vest on March 4, 2022 subject to achievement of specified financial performance metrics. Performance is currently forecasted to be below threshold for EPS and ROIC (threshold is shown), and between threshold and target for TSR (target is shown).

(9)
These performance shares are scheduled to vest on March 9, 2023 subject to achievement of specified financial performance metrics. Performance is currently forecasted to be at target for EPS and ROIC (target is shown), and below threshold for TSR (threshold is shown).

(10)
These performance shares vested on March 10, 2021. Performance on EPS was between threshold and target, and on TSR was between target and maximum, for the performance period that ended December 31, 2020.

Shares Vested in 2020
			Stock Awards(1)
Executive Officer	Number of Time-Based RSUs Acquired on Vesting (#)	Number of Performance Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jonathan B. DeGaynor	31,230	58,069	$1,728,829
Robert R. Krakowiak	12,010	22,334	664,900
Laurent P. Borne	3,517	—	69,601
Thomas M. Dono, Jr.	—	—	—
Kevin R. Heigel	—	—	—
(1)
For Mr. DeGaynor and Mr. Krakowiak, the shares are from the 2017 LTIP grant that vested on March 6, 2020. For Mr. Borne, the shares are from a grant received at his time of hire in 2018 which vested on September 10, 2020.

Non-Qualified Deferred Compensation Plan
The Compensation Committee approved implementation of a non-qualified deferred compensation plan for our executive officers and certain other leaders in the organization, effective June 1, 2017. The plan provides the opportunity to defer current compensation and taxes until a future date, and to receive tax deferred investment returns on deferred amounts. The Company will provide matching contributions to the extent that participants are unable to receive a full match in the 401(k) plan, due to contribution and/or compensation limits. The plan allows eligible employees to defer up to 80% of their base salary, up to 100% of AIP and up to 100% of LTIP. The minimum deferral period is three years.
Executive Officer	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate balance at last FYE ($)
Laurent P. Borne	$7,708	—	$1,777	$13,102
Potential Change in Control and Other Post-Employment Payments
We have entered into a Change in Control Agreement (the “CIC Agreement”) with certain executive officers. There is no excise tax gross-up payment under the CIC Agreements. Our change in control agreements were designed to provide for continuity of management in the event of change in control of the Company. We think it is important for our executives to be able to react neutrally to a potential change in control and not be influenced by personal financial concerns. We believe our arrangements are consistent with market practice. For our NEOs covered under a CIC Agreement we set the level of benefits, as described below, to remain competitive with our select peer group. All payments under the CIC Agreement are conditioned on a non-compete, non-solicitation and non-disparagement agreement.
We believe that the CIC Agreements should compensate executives displaced by a change in control and not serve as an incentive to increase personal wealth. Therefore, our CIC Agreements are “double trigger” arrangements. In order for the executives to receive the payments and benefits set forth in the agreement, both of the following must occur:
•	a change in control of the Company; and
•	a triggering event:
○	the Company separates NEO from service, other than in the case of a termination for cause, within two years of the change in control; or
○
NEO separates from service for good reason (defined as material reduction in NEO’s title, responsibilities, power or authority, or assignment of duties that are materially inconsistent to previous duties, or material reduction in NEO’s compensation and benefits) within two years of the change in control.

In March 2015, we entered into a CIC Agreement with Mr. DeGaynor as part of his employment agreement. The terms of this CIC Agreement were recently amended (as described in the Employment Agreements section of this CD&A), and are substantially similar to those described above. If the events listed above occur, and the executive delivers a release to the Company, we will be obligated to provide the following to Mr. DeGaynor:
•	two times the greater of Mr. DeGaynor’s annual base salary at the time of a triggering event or at the time of the occurrence of a change in control;
•	two times the greater of Mr. DeGaynor’s target annual incentive award at the time of termination or the actual incentive award received for the fiscal year prior to termination;
•
an amount equal to the pro rata amount of annual incentive compensation Mr. DeGaynor would have been entitled to at the time of a triggering event calculated based on the personal and performance goals that were achieved in the year in which the triggering event occurred; and

•	continued life and health insurance benefits for twenty-four months following termination.
If the events listed above occur and the executive delivers a release to the Company, we will be obligated to provide the following to Mr. Krakowiak, Mr. Borne, and Mr. Dono:
•	two times the greater of the NEO’s annual base salary at the time of a triggering event or at the time of the occurrence of a change in control;
•	two times the greater of the NEO’s average annual incentive award over the last three completed fiscal years or the last five completed fiscal years;
•
an amount equal to the pro rata amount of annual incentive compensation the NEO would have been entitled to at the time of a triggering event calculated based on the performance goals that were achieved in the year in which the triggering event occurred; and

•	continued life and health insurance benefits for twenty-four months following termination.
Upon a change in control as defined by the 2016 LTIP, time-based RSUs and Performance Shares granted under that plan remain subject to forfeiture under the original terms of the grant unless a triggering event, as described above, occurs within two years of the effective date of the change in control.
We have a Severance Plan. The NEOs covered under the Severance Plan include Mr. Krakowiak, Mr. Borne, and Mr. Dono. If we terminate a covered executive without cause, we will be obligated under the Severance Plan to pay the executive’s salary for one year and continue health and welfare benefits coverage over the same period of time. Mr. DeGaynor’s and Mr. Heigel’s severance protection is provided in their respective employment agreements. If Mr. DeGaynor is terminated without cause, we will be obligated to pay an amount equal to the sum of one year of base salary and target annual incentive, and continue health and welfare benefits coverage for twelve (12) months. If Mr. Heigel is terminated without cause, we will be obligated to provide him with a 90-day notice or pay in lieu of notice, as well as 90 days of base salary. No severance is payable if the NEO’s employment is terminated for “cause”.

Value of Payment Presuming Hypothetical December 31, 2020 Termination Date
Upon resignation, no payments are due to any NEO in the table below. Assuming the events described in the table below occurred on December 31, 2020, each NEO would be eligible for the following payments and benefits:
	Termination Without Cause	Change in Control and NEO Resigns for Good Reason or is Terminated Without Cause	Disability	Death
Jonathan B. DeGaynor
Base Salary	$850,000	$1,700,000	$212,500	$—
Annual Incentive Award	875,000	1,750,000	—	—
Unvested and Accelerated Restricted Common Shares and Share Units	2,169,879	4,078,783	4,078,783	4,078,783
Unvested and Accelerated Performance Shares, Restricted Common Shares	2,652,169	4,985,260	4,985,260	4,985,260
Health and Welfare Benefits	57,855	115,709	—	—
Total	$6,604,902	$12,629,751	$9,276,542	$9,064,042
Robert R. Krakowiak
Base Salary	$484,380	$968,760	$—	$—
Annual Incentive Award	—	436,470	—	—
Unvested and Accelerated Restricted Common Shares and Share Units	937,795	1,678,188	1,678,188	1,678,188
Unvested and Accelerated Performance Shares, Restricted Common Shares	770,442	1,436,167	1,436,167	1,436,167
Health and Welfare Benefits	51,988	103,976	—	—
Total	$2,244,605	$4,623,561	$3,114,355	$3,114,355
Thomas M. Dono, Jr.
Base Salary	$402,376	$804,752	$—	$—
Annual Incentive Award	—	256,826	—	—
Unvested and Accelerated Restricted Common Shares and Share Units	404,205	737,249	737,249	737,249
Unvested and Accelerated Performance Shares, Restricted Common Shares	493,958	900,945	900,945	900,945
Health and Welfare Benefits	46,140	92,280	—	—
280G Reduction or Excise Tax (1)	(350,570)
Total	$1,346,679	$2,441,482	$1,638,194	$1,638,194
Laurent P. Borne
Base Salary	$351,520	$703,040	$—	$—
Annual Incentive Award	—	136,733	—	—
Unvested and Accelerated Restricted Common Shares and Share Units	473,462	1,131,328	1,131,328	1,131,328
Unvested and Accelerated Performance Shares, Restricted Common Shares	403,873	753,604	753,604	753,604
Health and Welfare Benefits	43,652	87,303	—	—
Deferred Compensation	13,102	13,102	13,102	13,102
280G Reduction or Excise Tax (1)	(23,769)
Total	$1,285,609	$2,801,341	$1,898,033	$1,898,033
Kevin R. Heigel
Base Salary	$160,274	$160,274	$—	$—
Annual Incentive Award	—	—	—	—
Unvested and Accelerated Restricted Common Shares and Share Units	348,461	836,373	836,373	836,373
Unvested and Accelerated Performance Shares, Restricted Common Shares	—	—	—	—
Health and Welfare Benefits	—	—	—	—
Total	$508,735	$996,647	$836,373	$836,373
(1)
Code Section 280G provides guidelines that govern payments triggered by a change in control, known as parachute payments. If such payment exceeds 2.99 times the average annual compensation (safe harbor limit) for certain individuals, the payments may result in adverse tax consequences and excise taxes. The CIC Agreements provide if a parachute payment exceeds the safe harbor limit by 10% or less, then the payment amounts will be reduced to the safe harbor limit. If the parachute payment exceeds the safe harbor limit by more than 10%, then the payment is not reduced and the executive will be subject to an excise tax of 20%. Mr. Dono is subject to a 280G excise tax payment of $350,570 in the event of a change in control termination as of December 31, 2020. Mr. Borne is subject to a 280G reduction of $23,769 in his CIC compensation in the event of a change in control termination as of December 31, 2020.
CEO Pay Ratio
In compliance with Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we undertook activities to calculate the ratio of our CEO’s total annual compensation to that of our median employee. For the past two years, as permitted, we used the employee who was identified in 2017 as our median paid employee. As required, in 2020 we identified the current median paid employee using the following methodology.
1.	We collected total cash compensation data for all employees globally.
•
Total cash compensation was comprised of total base wages including overtime, as well as all other cash compensation (e.g., bonus, car allowance, meal allowance, referral bonuses, wellness incentives, etc.).

•	The determination date was December 31, 2020, which is within the last three months of our fiscal year.
•	We did not exclude any employees from the analysis.
2.	We annualized the base wages of permanent employees who were hired during the year or who were subject to an unpaid furlough or leave of absence.
3.	We converted the total cash compensation of employees paid outside of the United States to US Dollars.
4.	The employee with the median total cash compensation, excluding the CEO, was identified.
We calculated the 2020 total compensation data for both the CEO and the median employee. Our median employee’s total annual compensation in 2020 was $12,341, which is lower than in previous years due, in part, to the closure of our Canton, MA facility in 2020 and the expansion of operations in certain global locations. Our CEO’s total annual compensation in 2020 for purposes of calculating the CEO pay ratio was $3,971,305. The ratio of our CEO’s total annual compensation from the Summary Compensation Table compared to the total annual compensation of our median employee is 322 to 1. We also reviewed the ratio excluding the CEO's 2020 LTIP grant to compare the CEO's total cash compensation to the total cash compensation of our median paid employee. That ratio is 115 to 1.
Director Compensation
Non-employee directors are compensated for their services as directors as shown in the chart below.
2020 Schedule of Director Fees
Cash Compensation
Annual Retainer-Director	$85,000
Annual Retainer-Chairman	170,000
Additional Compensation:
Audit Committee Chair	15,000
Compensation Committee Chair	10,000
Nominating & Corporate Governance Committee Chair	10,000
Compliance & Ethics Committee Chair	10,000
Equity Compensation
Date of grant target value	120,000
The Compensation Committee reviews director compensation annually relative to data of the Company’s Comparator Group provided by TRS, its independent consultant, and recommends changes to the full Board for approval, as appropriate. For 2020, the Committee recommended and the Board approved an increase to the annual retainer for directors of $5,000, and an increase to the annual retainer for the Chairman of $20,000. The target equity compensation was increased by $15,000.

Pursuant to the Directors’ Restricted Shares Plan, non-employee directors are eligible to receive awards of restricted common shares. On March 9, 2020, each director was granted 6,810 restricted common shares. The restrictions on those common shares lapsed on March 9, 2021.
Director Compensation Table
Non-Employee Director	Fees Earned or Paid in Cash	Stock Awards ($)(1)	Total Compensation ($)
Jeffrey P. Draime	$85,000	$120,000	$205,000
Douglas C. Jacobs	100,000	120,000	220,000
Ira C. Kaplan	85,000	120,000	205,000
Kim Korth	95,000	120,000	215,000
William M. Lasky	180,000	120,000	300,000
George S. Mayes, Jr.	95,000	120,000	215,000
Paul J. Schlather	85,000	120,000	205,000
(1)
The amounts included in the “Stock Awards” column represent fair value at grant date of restricted common share awards to directors, computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

Director Share Ownership Guidelines
The Board has established share ownership guidelines for all non-employee directors. These guidelines provide that each director should own Company common shares equal in market value to four times the cash portion of the Board’s annual retainer. The Directors have a five-year accumulation period from implementation of the guideline or appointment to the Board to achieve compliance and are restricted from selling any common shares earned under a Company equity-based compensation plan until their ownership guideline has been reached.
Maximum Annual Director Compensation Policy
The Directors’ Restricted Stock Plan has a current maximum annual limit for equity grants to any non-employee director of 10,000 shares. The Board has adopted an annual limit for total compensation paid to a non-employee director of $350,000 in 2020.

PROPOSAL FOUR: Annual Incentive Plan
Effective January 1, 2018, the Internal Revenue Code Section 162(m) performance-based compensation deduction exception was eliminated for taxable years beginning after December 31, 2017. As a result, Internal Revenue Code Section 162(m) performance-based compensation deduction exception is no longer applicable to plans like the Company’s new Annual Incentive Plan (the “New AIP”). While the New AIP is very similar to the Company’s prior annual incentive plans, the Company has made a number of changes to the New AIP given that the Section 162(m) deduction exemption is no longer applicable. In addition, shareholder approval under 162(m) is no longer required because the performance-based compensation deduction exception was eliminated. Although shareholder approval is no longer required under 162(m) for tax deductibility purposes of annual compensation in excess of $1.0 million paid to the Company’s chief executive officer and the three other highest compensated executive officers, as a matter of good corporate governance, the Company is still asking for shareholder approval of the New AIP.
The New AIP will provide that the executive officers and other key employees selected by the Compensation Committee are eligible to receive annual bonuses, payable in cash based on the level of attainment of Company and individual performance goals over one-year performance periods. In the past, the Company’s shareholders have approved the Company’s annual incentive plans and the last time a plan was approved was at the 2016 Annual Meeting of Shareholders. The current shareholder approved annual incentive plan provides that no award may be granted in respect of any year commencing after December 31, 2021. Therefore, the Company is asking for shareholder approval of the New AIP.
Summary of the Material Provisions of the New AIP
Below is a summary of the significant terms of the New AIP. The summary does not purport to be complete and is qualified in its entirety by reference to the full text of the New AIP, a copy of which is attached as Appendix A to this proxy statement:
Purpose	To promote the growth, profitability and success of the Company by providing performance incentives for selected executive officers and key employees.

Administration of the New AIP
The Compensation Committee (the “Committee”) will administer the New AIP. The Committee will be comprised of not less than three directors of the Company, all of whom shall be Non-Employee Directors and Independent Directors (as defined by the listing standards of the NYSE). Those directors shall be appointed by the Board and shall serve as the Committee at the pleasure of the Board. The Committee’s responsibilities pursuant to the New AIP will include (i) selecting the participants; (ii) determining the date awards are to be made; (iii) determining whether performance goals and other payment criteria have been satisfied; (iv) determining when awards should be paid; and (v) determining whether the amount of awards should be reduced or not paid at all. The Committee also will have the powers necessary to administer the New AIP, including the power to make rules and regulations, the power to interpret the New AIP, and the power to delegate certain of its powers and responsibilities.

Eligible Persons	Officers and other key employees of the Company or its subsidiaries; approximately 200 persons.

Awards
An award is an amount payable in cash to a participant if one or more performance objectives are met during the fiscal year, and if any other specified terms or conditions are satisfied. The Committee determines the amount of each award, the specific performance objectives that must be met for the award to be payable, and any other terms and conditions for the award.

Maximum Award	$3,000,000 per year to any employee who is selected to participate in the New AIP.

Reduction and Increase of Awards
The Committee may reduce the amount payable to any participant and increase the amount payable to any participant who is not an executive officer. In the case of any executive officer, the Committee may not increase the amount an individual is eligible to receive as calculated on the basis of the level of performance under the pre-established performance objectives.

Establishment of Performance Objectives
The Committee may establish performance objectives for awards to executive officers from the list set out below. Except in the case of mid-year hires, the Committee must designate performance objectives for awards to executive officers in writing during the first 90 days of the fiscal year, while the attainment of each designated objective is still uncertain. Performance objectives for other participants may consist of any measure selected by the Committee in its discretion at any time.

Types of Performance Objectives
Performance objectives established by the Committee may be based on one or more of the following criteria applicable to the Company, one or more of its subsidiaries, units, divisions or the grantee’s individual performance: increase in net sales; pretax income before allocation of corporate overhead and bonus; operating profit; net working capital; earnings per share; net income; revenue growth; attainment of division, group or corporate financial goals; return on shareholders’ equity; return on assets; other return measures (including, but not limited to, return on capital, invested capital, or average equity); cash flow (including, but not limited to, operating cash flow, free cash flow, cash generation, cash flow return on equity, and cash flow return on investment); capital and liquidity ratios; attainment of strategic and operational initiatives; attainment of one or more specific and measurable individual strategic goals; appreciation in or maintenance of the price of the Company’s common shares; increase in market share; gross profits; total return to shareholders; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; comparisons with various stock market indices or peer performance; achievement of safety, succession planning, and talent development objectives; sustainability measurements; objectives or reductions in labor or material costs; and share price objectives.

Termination of Employment
Except as otherwise provided in any written agreement between the Company and a participant and except as provided below for a retirement, a participant forfeits his or her award if he or she terminates his or her employment during the performance year or after the performance year but prior to payment for reasons other than death or disability. If a participant terminates employment during a fiscal year or after the performance year but prior to the payment date because of death or disability, depending on Company or individual performance for the year, the participant shall be paid on pro rata basis based on the time worked during the year. In the event participant retires following the performance year but before the payment date, the participant shall be paid any earned award at the same time as payments are made generally to all participants.

Amendment or Termination of the New AIP	The Board of Directors may amend, modify or terminate the New AIP in any manner at any time without the consent of any participant.

Term	No award may be granted under the New AIP for a performance year starting after December 31, 2031.

Shareholder Approval of the New AIP	Although shareholder approval is no longer required under Internal Revenue Code Section 162(m), the Company is seeking shareholder approval of the New AIP as a matter of good corporate governance.
Vote Required for Approval
The affirmative vote of a majority of the votes cast in person or by proxy by shareholders represented and entitled to vote at the Annual Meeting of Shareholders is required for approval of the New AIP. Broker non-votes will not be treated as votes cast and will not have a positive or negative effect on the outcome of the proposal. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against the proposal. No compensation will be paid under the New AIP to Executive officers if the shareholders do not approve it; provided, however, the Compensation Committee retains discretion to pay compensation, including annual bonuses, outside of the New AIP.
The Board of Directors recommends that you vote FOR Proposal Four.

OTHER INFORMATION
Shareholder’s Proposals for 2022 Annual Meeting of Shareholders
Matters for Inclusion in the Proxy Materials for the 2022 Annual Meeting of Shareholders
Proposals of shareholders intended to be presented, pursuant to Rule 14a-8 under the Exchange Act, at our 2022 Annual Meeting of Shareholders must be received by Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377, on or before the close of business on December 2, 2021, for inclusion in our proxy statement and form of proxy relating to the 2022 Annual Meeting of Shareholders
Matters for Consideration at the 2022 Annual Meeting of Shareholders, but not for Inclusion in the Proxy Materials
Matters for consideration at the 2022 Annual Meeting of Shareholders, but not for inclusion in the proxy materials, must be received by Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377 no later than the close of business on February 15, 2022.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our officers and directors and holders of more than 10% of our common shares to file with the SEC initial reports of ownership and reports of changes in ownership of our common shares. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. As a matter of practice, our staff and legal advisors assist our officers and directors in preparing initial reports of ownership and reports of changes in ownership and files those reports on their behalf. Based on our review of the copies of such forms we have received, as well as information provided and representations made by the reporting persons, we believe that all required Section 16(a) filing requirements were met with respect to the year ended December 31, 2020, expect for Mr. Borne who filed two late Form 4s, one with respect to one transaction and one with respect to two transactions.
Other Matters
If the enclosed proxy is executed and returned to us via mail, telephone or Internet, the persons named in it will vote the common shares represented by that proxy at the meeting. The form of proxy permits specification of a vote for the election of directors as set forth under “Election of Directors,” the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees. When a choice has been specified in the proxy, the common shares represented will be voted in accordance with that specification. If no specification is made, those common shares will be voted at the meeting to elect directors as set forth under “Election of Directors”, FOR the proposals to (i) ratify the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2021; (ii) approve the advisory resolution on executive compensation, and (iii) approve the Company’s Annual Incentive Plan.
The holders of shares of a majority of the common shares outstanding on the record date, present in person or by proxy, shall constitute a quorum for the transaction of business to be considered at the Annual Meeting of Shareholders.

If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. We do not know of any other matter that may be presented for action at the meeting and we have not received any timely notice that any of our shareholders intend to present a proposal at the meeting.
By order of the Board of Directors,

Thomas M. Dono, Jr.
Dated: April 1, 2021	Chief Legal Officer and Secretary

Appendix A
STONERIDGE, INC.
ANNUAL INCENTIVE PLAN
Section 1. Purpose
The purpose of the Stoneridge, Inc. (the “Company”) Annual Incentive Plan (the “Plan”) is to provide an opportunity to the Company’s, and the Company’s Subsidiaries’, officers and other key employees selected by the Committee (defined below) to earn annual incentive or bonus awards in order to motivate those persons to put forth maximum efforts toward the growth, profitability and success of the Company and its Subsidiaries (defined below) and to encourage such individuals to remain in the employ of the Company or a Subsidiary. Awards for participating employees under the Plan shall depend upon corporate and individual performance measures as determined by the Committee (defined below) for the Performance Year (defined below).
Section 2. Definitions
In this Plan, unless the context clearly indicates otherwise, words in the masculine gender shall be deemed to include a reference to the female gender, any term used in the singular also shall refer to the plural, and the following terms, when capitalized, shall have the meaning set forth in this Section 2:
(a) “Award” means a potential cash benefit payable or cash benefit paid to a person in accordance with the terms and conditions of the Plan.
(b) “Beneficiary” means the person or persons designated in writing by the Grantee as his or her beneficiary in respect of an Award; or, in the absence of an effective designation, or if the designated person or persons predecease the Grantee, the Grantee’s Beneficiary shall be the person or persons who acquire by bequest or inheritance the Grantee’s rights in respect of an Award. In order to be effective, a Grantee’s designation of a Beneficiary must be on file with the Company before the Grantee’s death. Any such designation may be revoked and a new designation substituted therefor at any time before the Grantee’s death.
(c) “Board of Directors” or “Board” means the Board of Directors of the Company.
(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any lawful regulations or pronouncements promulgated thereunder. Whenever a reference is made to a specific Code Section, such reference shall be deemed to include any successor Code Section having the same or similar purpose.
(e) “Committee” means the Compensation Committee appointed by the Board for the purpose of administering the Plan. The Committee shall consist of not less than three directors of the Company, all of whom shall be Non-Employee Directors and Independent Directors (as defined by the listing standards of the NYSE if the Company’s Shares are traded on the New York Stock Exchange). Those directors shall be appointed by the Board and shall serve as the Committee at the pleasure of the Board.
(f) “Company” means Stoneridge, Inc.
(g) “Disability” or “Disabled” means qualifying as disabled under the Company’s then existing long-term disability plan.
(h) “Grantee” means an officer or key employee of the Company or a Subsidiary to whom an Award has been granted under the Plan.
(i) “Performance Objective” means the goal or goals identified by the Committee that will result in an Award if the target for the Performance Year is satisfied.
(j) “Performance Year” means the then current fiscal year of the Company.
(k) “Subsidiary” means a corporation, association, partnership, limited liability company, joint venture, business trust, organization, or business of which the Company directly or indirectly through one or more intermediaries owns at least fifty percent (50%) of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally in the election of directors or other managers of the entity.

Section 3. Administration
(a) The Plan shall be administered by the Committee. The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to select Grantees under the Plan, to determine the time when Awards will be granted, to determine whether performance objectives and other conditions for earning Awards have been met, to determine whether Awards will be paid at the end of the Performance Year, and to determine whether an Award or payment of an Award should be reduced or eliminated. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Awards granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all persons participating in the Plan and their legal representatives.
(b) The Committee may not delegate to any individual the authority to make determinations concerning that individual’s own Awards, or the Awards of any executive officer (as defined pursuant to the Securities Exchange Act of 1934). Except as provided in the preceding sentence, as to the selection of and grant of Awards to Grantees who are not executive officers of the Company, the Committee may delegate its responsibilities to members of the Company’s management in a manner consistent with applicable law. References herein to the Committee shall include any delegate described under this paragraph.
(c) The Committee, or any person to whom it has delegated duties as described herein, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan (including such legal or other counsel, consultants, and agents as it may deem desirable for the administration of the Plan) and may rely upon any opinion or computation received from any such counsel, consultant, or agent. Expenses incurred in the engagement of such counsel, consultant, or agent shall be paid by the Company.
Section 4. Eligibility
The Committee may grant Awards under the Plan to such of the Company’s (and the Company’s Subsidiaries’) officers and key employees as it shall select for participation pursuant to Section 3 above.
Section 5. Awards; Limitations on Awards
(a) Each Award granted under the Plan shall represent an amount payable in cash by the Company to the Grantee upon achievement of one or more of a combination of Performance Objectives in a Performance Year, subject to all other terms and conditions of the Plan and to such other terms and conditions as may be specified by the Committee. The grant of Awards under the Plan shall be evidenced by Award letters in a form approved by the Committee from time to time which shall contain the terms and conditions, as determined by the Committee, of a Grantee’s Award; provided, however, that in the event of any conflict between the provisions of the Plan and any Award letter, the provisions of the Plan shall prevail. An Award shall be determined by multiplying the Grantee’s target percentage of base salary with respect to a Performance Year by applicable factors and percentages based on the achievement of Performance Objectives, subject to the discretion of the Committee as provided in Section 6 hereof.
(b) The maximum amount of an Award granted to any one Grantee in respect of a Performance Year shall not exceed $3.0 million. This maximum amount limitation shall be measured at the time of settlement of an Award under Section 7.
(c) Annual Performance Objectives shall be based on the performance of the Company, one or more of its Subsidiaries or affiliates, one or more of its units or divisions and/or the individual for the Performance Year. The Committee may use one or more of the following business criteria to establish Performance Objectives for each Grantee: increase in net sales; pretax income before allocation of corporate overhead and bonus; operating profit; net working capital; earnings per share; net income; revenue growth; attainment of division, group or corporate financial goals; return on shareholders’ equity; return on assets; other return measures (including, but not limited to, return on capital, invested capital, or average equity); cash flow (including, but not limited to, operating cash flow, free cash flow, cash generation, cash flow return on equity, and cash flow return on investment); capital and liquidity ratios; attainment of strategic and operational initiatives; attainment of one or more specific and measurable individual strategic goals; appreciation in or maintenance of the price of the Company’s common shares; increase in market share; gross profits; total return to shareholders; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; comparisons with various stock market indices or peer performance; or achievement of safety, succession planning, and talent development objectives; sustainability measurements, reductions in labor or material costs; and share price objectives. The performance objective for any participant shall be sufficiently specific that a third-party having knowledge of the relevant facts could determine whether the objective is met; and the outcome under the performance objective shall be substantially uncertain when the Committee establishes the objective. Performance objectives may include or exclude losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses, including expenses related to goodwill and other intangible assets, share offerings and share repurchases. The Committee may modify, amend or otherwise adjust the performance objectives specified for outstanding performance-based Award if it determines that an adjustment would be consistent with the objectives of the Plan and taking into account the interests of the participants and the Company’s shareholders. The types of events which could cause an adjustment in the performance objectives include, without limitation, accounting changes which substantially affect the determination of performance objectives, changes in applicable laws or regulations which affect the performance objectives, and divisive corporate reorganizations, including spin-offs and other distributions of property or capital stock.
Section 6. Grant of Awards
(a) The Committee shall grant Awards to any Grantee not later than 90 days after the commencement of the Performance Year provided that the outcome is substantially uncertain at the time the Committee actually establishes the Performance Objective(s). If a Grantee is initially employed by the Company or a Subsidiary, or is newly eligible for participation, after the beginning of a Performance Year, the Committee may grant an Award to that Grantee with respect to a period of service following the Grantee’s date of hire. In granting an Award, the Committee shall establish the terms of the Award, including the Performance Objectives and the maximum amount that will be paid (subject to the limit in Section 5) if the Performance Objectives are achieved. The Committee may establish different payment levels under an Award based on different levels of achievement under the Performance Objectives.
(b) After the end of each Performance Year, the Committee shall determine the amount payable to each Grantee in settlement of the Grantee’s Award for the Performance Year. The Committee, in its discretion, may increase the amount payable under the Award (but not to an amount greater than the limit in Section 5), reduce the maximum payment established when the Award was granted, or may determine to make no payment under the Award. The Committee shall review and approve that the Performance Objectives and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.
(c) The Committee may adjust or modify Awards or terms of Awards (1) in recognition of unusual or nonrecurring events affecting the Company or any business unit, or the financial statements or results thereof, or in response to changes in applicable laws (including tax, disclosure, and other laws), regulations, accounting principles, or other circumstances deemed relevant by the Committee, (2) with respect to any Grantee whose position or duties with the Company changed during a Performance Year, or (3) with respect to any person who first becomes a Grantee after the first day of the Performance Year.
Section 7. Settlement of Awards
Except as provided in this Section 7, each Grantee shall receive payment of a cash lump sum in settlement of his or her Award, in the amount determined in accordance with Section 6. Such payment shall be made on or before the fifteenth (15th) day of the third (3rd) month following the Performance Year. No Award for a Performance Year commencing after December 31, 2031, shall be settled until the shareholders of the Company have reapproved the Plan.

Section 8. Termination of Employment
Except as otherwise provided in any written agreement between the Company and a Grantee, if a Grantee ceases to be employed by the Company prior to the end of a Performance Year or after the Performance Year but prior to payment for any reason, any Award for such Performance Year shall be forfeited, except in the following circumstances:
(a) If cessation of employment results from Grantee’s death or disability, an award may be paid to the Grantee or Grantee’s Beneficiary, at the same time and in the same amount that the Grantee would have otherwise earned based on approved results of the Performance Objectives, except the award shall be prorated for the number of months the Grantee was employed during the Performance Year.
(b) If cessation of employment results from Grantee’s retirement, as defined by the Company from time to time, following the end of the fiscal year but prior to payment, the award shall be earned, and paid at the same time it would have otherwise been paid.
Notwithstanding the above, no Grantee shall be paid under this Plan in connection with an Award after cessation of employment if the Grantee is entitled to payments for incentive compensation under a separate change in control agreement between the Company and the Grantee.
Section 9. Transferability
Awards and any other benefit payable under, or interest in, this Plan are not transferable by a Grantee except upon a Grantee’s death by will or the laws of descent and distribution, and shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such attempted action shall be void.
Section 10. Withholding
All payments relating to an Award shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements.
Section 11. Tenure
A Grantee’s right, if any, to continue to serve the Company as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her selection as a Grantee or any other event under the Plan.
Section 12. No Rights to Participation or Settlement
Nothing in the Plan shall be deemed to give any eligible employee any right to participate in the Plan except upon determination of the Committee. Until the Committee has determined to settle an Award under Section 7, a Grantee’s selection to participate, the grant of an Award, and other events under the Plan shall not be construed as a commitment that any Award will be settled under the Plan. The foregoing notwithstanding, the Committee may authorize legal commitments with respect to Awards under the terms of an employment agreement or other agreement with a Grantee, to the extent of the Committee’s authority under the Plan, including commitments that limit the Committee’s future discretion under the Plan.
Section 13. Unfunded Plan
A Grantee shall have no right, title, or interest whatsoever in or to any specific assets of the Company, nor to any investments that the Company may make to aid in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Grantee, Beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company. The Company shall not be required to establish any special or separate fund, or to segregate any assets, to assure payment of such amounts. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

Section 14. Other Compensatory Plans and Arrangements
Nothing in the Plan shall preclude any Grantee from participation in any other compensation or benefit plan of the Company or its Subsidiaries. The adoption of the Plan and the grant of Awards hereunder shall not preclude the Company or any Subsidiary from paying any other compensation apart from the Plan, including compensation for services or in respect of performance in a Performance Year for which an Award has been made.
Section 15. Duration, Amendment and Termination of Plan
After approval of the Plan at the 2021 Annual Meeting of Shareholders, no Award may be granted in respect of any Performance Year commencing after December 31, 2031.
The Board may amend the Plan from time to time (either retroactively or prospectively), and may suspend or terminate the Plan at any time, provided that any such action shall be subject to shareholder approval if and to the extent required.
Section 16. Governing Law and Transactions
(a) In General. The Plan, Awards granted hereunder, and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Ohio (regardless of the law that might otherwise govern under applicable Ohio principles of conflict of laws).
(b) Section 409A Compliance. To the extent applicable, it is intended that the Plan and all Awards hereunder comply with the requirements of Section 409A of the Code, and the Plan and all Award agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. In the event that any provision of the Plan or an Award agreement is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code, the Committee shall have authority to take such actions and to make such changes to the Plan or an Award agreement as the Committee deems necessary to comply with such requirements, provided that no such action shall adversely affect any outstanding Award without the consent of the affected Grantee. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award agreement to the contrary: (a) unless the Committee shall otherwise expressly provide, where applicable the term “disability” shall have the meaning given to such term under Section 409A and the regulations and guidance issued thereunder with respect to any Awards, and (b) if a Grantee is a “specified employee” as defined in Section 409A of the Code at the time of termination of Service with respect to an Award, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, the commencement of any payments or benefits under the Award shall be deferred until the date that is six months following the Grantee’s termination of Service (or such other period as required to comply with Section 409A).
(c) Foreign Jurisdictions. The Committee may adopt, amend and terminate such arrangements and grant such Awards, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to comply with any tax, securities, regulatory or other laws of other jurisdictions with respect to Awards that may be subject to such laws. The terms and conditions of such Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of the Plan, not inconsistent with the intent of the Plan, as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose.
Section 17. Effective Date
The Plan shall be effective as of December 31, 2021; provided the Company’s shareholders approve the Plan at the 2021 Annual Meeting of Shareholders.

STONERIDGE, INC.
39675 MACKENZIE DRIVE, SUITE 400
NOVI, MI 48377

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on May 10, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SRI2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on May 10, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D43014-P49031

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STONERIDGE, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jonathan B. DeGaynor
02) Jeffrey P. Draime
03) Douglas C. Jacobs
04) Ira C. Kaplan
05) Kim Korth
06) William M. Lasky
07) George S. Mayes, Jr.
08) Paul J. Schlather
09) Frank S. Sklarsky

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. Ratification of Ernst & Young LLP as the Company's independent registered public accounting firm for 2021.	☐	☐	☐
3. Approval, on advisory basis, of the 2020 compensation of the Company's named executive officers.	☐	☐	☐
4. Approval of the Company's Annual Incentive Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Receipt of the Notice of Annual Meeting and Proxy Statement dated April 1, 2021 is hereby acknowledged.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D43015-P49031

STONERIDGE, INC.
Annual Meeting of Shareholders
May 11, 2021 11:00 AM
This proxy is solicited by the Board of Directors

The shareholder signing the reverse side of this proxy card hereby appoints Jonathan B. DeGaynor, Robert R. Krakowiak and Thomas M. Dono, Jr., or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the Common Shares of Stoneridge, Inc. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 AM EDT on May 11, 2021, via live webcast at www.virtualshareholdermeeting.com/SRI2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies, upon any other matter that properly comes before the Annual Meeting of Shareholders.

Continued and to be signed on reverse side